                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK

                                       OF

                            HAMBRECHT & QUIST GROUP

                                       AT

                              $50.00 NET PER SHARE

                                       BY

                         BRIDGE ACQUISITION CORPORATION

                          A WHOLLY-OWNED SUBSIDIARY OF

                        THE CHASE MANHATTAN CORPORATION

  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
        TIME, ON MONDAY, NOVEMBER 1, 1999, UNLESS THE OFFER IS EXTENDED.

     THE OFFER (AS DEFINED IN THE INTRODUCTION) IS CONDITIONED UPON, AMONG OTHER THINGS, (1) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION DATE (AS DEFINED IN SECTION 1) A NUMBER OF SHARES WHICH CONSTITUTES MORE THAN 50% OF THE VOTING POWER (DETERMINED ON A FULLY-DILUTED BASIS) ON THE DATE OF PURCHASE OF ALL THE SECURITIES OF HAMBRECHT & QUIST GROUP ENTITLED TO VOTE GENERALLY IN THE ELECTION OF DIRECTORS OR IN A MERGER AND (2) ALL REGULATORY APPROVALS AND CONSENTS REQUIRED TO CONSUMMATE THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT (AS DEFINED IN THE INTRODUCTION), INCLUDING THE OFFER AND THE MERGER (AS DEFINED IN THE INTRODUCTION), HAVING BEEN OBTAINED AND REMAINING IN FULL FORCE AND EFFECT AND ANY STATUTORY WAITING PERIODS HAVING EXPIRED. THE OFFER IS ALSO SUBJECT TO CERTAIN OTHER TERMS AND CONDITIONS. SEE SECTIONS 1, 11, 15 AND 16.
                            ------------------------

     THE BOARD OF DIRECTORS OF HAMBRECHT & QUIST GROUP HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER, AND DETERMINED THAT THE TERMS OF THE OFFER AND THE MERGER ARE ADVISABLE AND FAIR TO, AND IN THE BEST INTERESTS OF, THE HOLDERS OF THE SHARES (AS DEFINED IN THE INTRODUCTION) AND RECOMMENDS THAT THE HOLDERS OF THE SHARES TENDER THEIR SHARES PURSUANT TO THE OFFER.
                            ------------------------
                                   IMPORTANT

     Any stockholder desiring to tender all or any portion of such stockholder's Shares should either (1) complete and sign the enclosed Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal, mail or deliver the Letter of Transmittal (or such facsimile) and any other required documents to the Depositary (as defined in the Introduction), and either deliver the certificates representing the tendered Shares and any other required documents to the Depositary or tender such Shares pursuant to the procedure for book-entry transfer set forth in Section 3, or (2) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such stockholder. Stockholders having Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if they desire to tender Shares so registered.

     A stockholder who desires to tender Shares and whose certificates representing such Shares are not immediately available, or who cannot deliver the certificates for Shares and all other required documents to reach the Depositary on or prior to the Expiration Date, or who cannot complete the procedure for book-entry transfer on a timely basis, may tender such Shares by following the procedures for guaranteed delivery set forth in Section 3.

     Questions and requests for assistance may be directed to Chase Securities Inc. (the "Dealer Manager") or to ChaseMellon Consulting Services, L.L.C. (the "Information Agent") at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may also be obtained from the Information Agent or the Dealer Manager, or from brokers, dealers, commercial banks or trust companies.
                            ------------------------

                      THE DEALER MANAGER FOR THE OFFER IS:
                             CHASE SECURITIES INC.

October 4, 1999

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
INTRODUCTION................................................    1
THE TENDER OFFER............................................    3
 1.  Terms of the Offer; Expiration Date....................    3
 2.  Acceptance for Payment and Payment for Shares..........    4
 3.  Procedure for Tendering Shares.........................    5
 4.  Withdrawal Rights......................................    8
 5.  Certain United States Federal Income Tax
  Consequences..............................................    9
 6.  Price Range of Shares; Dividends.......................    9
 7.  Certain Information Concerning the Company.............   10
 8.  Certain Information Concerning Purchaser and Parent....   13
 9.  Source and Amount of Funds.............................   14
 10. Background of the Offer; Contacts with the Company.....   14
 11. The Merger Agreement and Other Agreements..............   17
 12. Purpose of the Offer; The Merger; Plans for the
  Company...................................................   35
 13. Dividends and Distributions............................   37
 14. Effect of the Offer on the Market for the Shares; Stock
     Exchange Listing and Exchange Act Registration.........   37
 15. Certain Conditions of the Offer........................   38
 16. Certain Legal Matters and Regulatory Approvals.........   39
 17. Fees and Expenses......................................   40
 18. Miscellaneous..........................................   41

SCHEDULE I -- DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER AND PARENT

To the Stockholders of Hambrecht & Quist Group

                                  INTRODUCTION

     Bridge Acquisition Corporation, a Delaware corporation ("Purchaser") and a wholly-owned subsidiary of The Chase Manhattan Corporation, a Delaware corporation ("Parent"), hereby offers to purchase all of the outstanding shares of Common Stock, par value $0.01 per share (the "Shares"), of Hambrecht & Quist Group, a Delaware corporation (the "Company"), at a purchase price of $50 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, as amended from time to time, together constitute the "Offer").

     Tendering stockholders will not be obligated to pay brokerage fees or commissions or, subject to Instruction 6 of the Letter of Transmittal, stock transfer taxes on the transfer and sale of Shares pursuant to the Offer. Purchaser will pay all fees and expenses incurred in connection with the Offer by Chase Securities Inc. ("CSI"), which is acting as Dealer Manager for the Offer, ChaseMellon Shareholder Services, L.L.C., which is acting as the Depositary (in such capacity, the "Depositary"), and ChaseMellon Consulting Services, L.L.C., which is acting as the Information Agent, each of which entities is an affiliate of Parent. See Section 17.

     THE BOARD OF DIRECTORS OF THE COMPANY (THE "COMPANY BOARD") HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT (AS DEFINED BELOW) AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER (AS DEFINED BELOW), AND DETERMINED THAT THE TERMS OF THE OFFER AND THE MERGER ARE ADVISABLE AND FAIR TO, AND IN THE BEST INTERESTS OF, THE HOLDERS OF THE SHARES AND RECOMMENDS THAT THE HOLDERS OF THE SHARES TENDER THEIR SHARES TO PURCHASER PURSUANT TO THE OFFER.

     The Company Board has received the written opinion dated September 27, 1999 of Hambrecht & Quist L.L.C. ("H&Q LLC"), financial advisor to the Company, to the effect that, as of such date and based upon and subject to certain matters stated therein, the $50 per Share cash consideration to be received in the Offer and the Merger by holders of Shares is fair to such holders (other than Parent and its affiliates) from a financial point of view. A copy of the written opinion of H&Q LLC is attached to the Company's Solicitation/ Recommendation Statement on Schedule 14D-9, which is being distributed to the stockholders of the Company, and stockholders are urged to read the opinion carefully in its entirety for the assumptions made, matters considered and limitations on the review undertaken by H&Q LLC.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (1) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION DATE A NUMBER OF SHARES WHICH CONSTITUTES MORE THAN 50% OF THE VOTING POWER (DETERMINED ON A FULLY-DILUTED BASIS) ON THE DATE OF PURCHASE OF ALL THE SECURITIES OF THE COMPANY ENTITLED TO VOTE GENERALLY IN THE ELECTION OF DIRECTORS OR IN A MERGER (THE "MINIMUM CONDITION") AND (2) ALL REGULATORY APPROVALS AND CONSENTS REQUIRED TO CONSUMMATE THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT, INCLUDING THE OFFER AND THE MERGER (THE "REQUISITE REGULATORY APPROVALS"), HAVING BEEN OBTAINED AND REMAINING IN FULL FORCE AND EFFECT AND ANY STATUTORY WAITING PERIODS HAVING EXPIRED (ALL SUCH APPROVALS AND CONSENTS AND THE EXPIRATION OF ALL SUCH WAITING PERIODS BEING REFERRED TO AS THE "REQUISITE REGULATORY APPROVALS CONDITION"). THE OFFER IS ALSO SUBJECT TO CERTAIN OTHER TERMS AND CONDITIONS. SEE SECTIONS 1, 11, 15 AND 16. IF PURCHASER PURCHASES AT LEAST THE NUMBER OF SHARES NEEDED TO SATISFY THE MINIMUM CONDITION, IT WILL BE ABLE TO EFFECT THE MERGER WITHOUT THE AFFIRMATIVE VOTE OF ANY OTHER STOCKHOLDER OF THE COMPANY. SEE SECTION 12.

     Purchaser reserves the right, in its sole discretion, subject only to the applicable rules and regulations of the Securities and Exchange Commission (the "Commission"), to waive each of the conditions (other than the Minimum Condition) to the obligations of Purchaser to consummate the Offer.

     The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of September 27, 1999 (as it may be amended or supplemented from time to time, the "Merger Agreement"), among Parent, Purchaser and the Company. The Merger Agreement provides, among other things, for the making of the Offer by Purchaser, and further provides that, following the completion of the Offer, upon the terms and subject to the conditions of the Merger Agreement, and in accordance with the Delaware General Corporation Law (the "DGCL"), Purchaser will be merged with and into the Company (the "Merger"). Following the effective time of the Merger (the "Effective Time"), the Company will continue as the surviving corporation (the "Surviving Corporation") and become a wholly-owned subsidiary of Parent and the separate corporate existence of Purchaser will cease.

     At the Effective Time, each Share issued and outstanding immediately prior to the Effective Time (other than (1) Shares held by the Company as treasury stock or by Parent, Purchaser or any other wholly-owned subsidiary of Parent or the Company (other than Trust Account Shares and DPC Shares (both as defined in
Section 11)), which will be canceled, (2) Dissenting Shares (as defined in
Section 11), if any, and (3) Restricted Shares (as defined in Section 11) that do not vest as of the Effective Time pursuant to the Company Stock Plans (as defined in Section 11)) will, by virtue of the Merger and without any action on the part of the holders of the Shares, be converted into the right to receive in cash the per Share price paid in the Offer (the "Merger Consideration"), payable to the holder thereof, without interest, upon surrender of the certificate formerly representing such Share, less any required withholding taxes.

     The Merger Agreement is more fully described in Section 11. Certain federal income tax consequences of the sale of the Shares pursuant to the Offer and the exchange of Shares for the Merger Consideration pursuant to the Merger are described in Section 5.

     In connection with entering into the Merger Agreement, the Company granted to Parent an irrevocable option (the "Option") to purchase up to 4,894,439 newly-issued Shares (as adjusted, the "Option Shares"), representing up to 19.9% of the issued and outstanding Shares, at a purchase price of $50 per Share. The Option is not currently exercisable but would become exercisable upon the occurrence of certain events generally relating to competing offers for the Company. See Section 11 for a discussion of the Stock Option Agreement, dated as of September 27, 1999, between Parent and the Company (the "Option Agreement").

     Certain of the directors and executive officers of the Company holding Shares representing, as of the date hereof, approximately 13.9% of the issued and outstanding Shares (other than Restricted Shares) of the Company have contractually agreed with Parent, among other things, to tender their Shares in the Offer and to otherwise support the transaction. See Section 11 for a discussion of the Tender and Voting Agreement, dated as of September 27, 1999, among Parent and such directors and executive officers (the "Tender Agreement").

     The Company has represented to Parent and Purchaser that as of the close of business on September 27, 1999, there were 24,595,169 Shares issued and outstanding, 5,278,958 Shares issuable upon the exercise of outstanding stock options (excluding the Option) and 1,394 Shares issuable upon the exercise of outstanding warrants. Under the terms of the Merger Agreement, the Company has reserved the right to complete the issuance of options previously granted with respect to an additional 4,934 Shares. Based upon the foregoing, Purchaser believes that approximately 14,940,228 Shares constitute 50% of the outstanding Shares on a fully-diluted basis as of the date of this Offer to Purchase.

     THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

                                THE TENDER OFFER

     1. TERMS OF THE OFFER; EXPIRATION DATE. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), Purchaser will accept for payment and pay for all Shares validly tendered on or prior to the Expiration Date and not properly withdrawn as permitted by Section 4. The term "Expiration Date" means 12:00 Midnight, New York City time, on November 1, 1999, unless and until Purchaser, in its sole discretion (but subject to the terms and conditions of the Merger Agreement), extends the period during which the Offer is open, in which event the term "Expiration Date" means the latest time and date at which the Offer, as so extended by Purchaser, will expire.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, SATISFACTION OF THE MINIMUM CONDITION AND THE REQUISITE REGULATORY APPROVALS CONDITION, AND CERTAIN OTHER CONDITIONS. SEE SECTION 15, WHICH SETS FORTH IN FULL THE CONDITIONS TO THE OFFER. SUBJECT TO THE PROVISIONS OF THE MERGER AGREEMENT AND THE APPLICABLE RULES AND REGULATIONS OF THE COMMISSION, PURCHASER RESERVES THE RIGHT, IN ITS SOLE DISCRETION, TO WAIVE ANY OR ALL CONDITIONS TO THE OFFER (OTHER THAN THE MINIMUM CONDITION) AND, SUBJECT TO THE PROVISIONS DESCRIBED BELOW, TO MAKE ANY OTHER CHANGES TO THE TERMS OF THE OFFER. SUBJECT TO THE PROVISIONS OF THE MERGER AGREEMENT, INCLUDING THE PROVISIONS OF THE MERGER AGREEMENT DESCRIBED IN THE NEXT PARAGRAPH, AND THE APPLICABLE RULES AND REGULATIONS OF THE COMMISSION, IF BY THE EXPIRATION DATE ANY OR ALL OF SUCH CONDITIONS TO THE OFFER HAVE NOT BEEN SATISFIED, PURCHASER RESERVES THE RIGHT (BUT WILL NOT BE OBLIGATED) TO (I) TERMINATE THE OFFER AND RETURN ALL TENDERED SHARES TO TENDERING STOCKHOLDERS,
(II) WAIVE SUCH UNSATISFIED CONDITIONS (OTHER THAN THE MINIMUM CONDITION) AND PURCHASE ALL SHARES VALIDLY TENDERED OR (III) EXTEND THE OFFER AND, SUBJECT TO THE TERMS OF THE OFFER (INCLUDING THE RIGHTS OF STOCKHOLDERS TO WITHDRAW THEIR SHARES), RETAIN THE SHARES WHICH HAVE BEEN TENDERED UNTIL THE TERMINATION OF THE OFFER, AS EXTENDED.

     Subject to the applicable rules and regulations of the Commission and the provisions of the Merger Agreement, Purchaser expressly reserves the right, in its sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 15 have occurred or have been determined by Purchaser to have occurred, to (i) extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and payment for, any Shares, by giving oral or written notice of such extension to the Depositary or (ii) amend the Offer in any respect permitted by the Merger Agreement by giving oral or written notice of such amendment to the Depositary. During any such extension, all Shares previously tendered and not properly withdrawn will remain subject to the Offer, subject to the right of a tendering stockholder to withdraw such stockholder's Shares. Under the terms of the Merger Agreement, Purchaser has agreed with the Company that it will not, without the prior written consent of the Company, amend or waive the Minimum Condition, change the form of consideration to be paid in the Offer (other than by adding cash consideration), decrease the cash per Share price paid in the Offer or the number of Shares sought, or amend any other condition of the Offer in any manner adverse to the holders of the Shares. The Merger Agreement provides that Purchaser may, without the consent of the Company, (i) extend the Offer on one or more occasions for up to ten business days for each such extension beyond the then-scheduled Expiration Date if at any such date any of the conditions to Purchaser's obligation to purchase Shares have not been satisfied or waived, until such time as such conditions are satisfied or waived, and, at the request of the Company, Purchaser will, subject to Parent's right to terminate the Merger Agreement pursuant to Article VIII thereof, extend the Offer for additional periods up to but not later than March 31, 2000, if the only condition not satisfied or earlier waived on the then-scheduled Expiration Date is the Requisite Regulatory Approvals Condition, (ii) extend the Offer for any period required by any rule, regulation, interpretation or position of the Commission or the staff thereof applicable to the Offer and (iii) extend the Offer for an aggregate period of not more than ten business days beyond the latest Expiration Date otherwise permitted under clause (i) or (ii) above if the Minimum Condition has been satisfied but there have not been tendered sufficient Shares so that the Merger could be effected without a vote of the Company's stockholders in accordance with Section 253 of the DGCL; provided, that, as a condition to the extension provided for in clause (iii), Purchaser irrevocably waives the satisfaction of the conditions to the Offer set forth in subclause
(x) of clause (a) specified in Section 15 that subsequently may not be satisfied during any such extension of the Offer. The conditions to the Offer other than the Minimum Condition are solely for the benefit of

Purchaser and all of the conditions to the Offer may be asserted by Purchaser regardless of the circumstances resulting in a condition not being satisfied (except for any action or inaction by Purchaser or Parent constituting a breach of the Merger Agreement) and, except for the Minimum Condition, may be waived by Purchaser, in whole or in part at any time and from time to time, in its sole discretion.

     Any extension, delay, termination, waiver or amendment will be followed as promptly as practicable by public announcement thereof, and such announcement in the case of an extension will be made in accordance with Rule 14e-1(d) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which Purchaser may choose to make any public announcement, except as provided by applicable law (including Rules 14d-4(c) and 14d-6(d) under the Exchange Act, which require that material changes be promptly disseminated to holders of Shares), Purchaser will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a release to the Dow Jones News Service.

     If Purchaser makes a material change in the terms of the Offer or if it waives a material condition of the Offer, Purchaser will disseminate additional tender offer material and extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of the Offer, other than a change in price or a change in the percentage of securities sought, will depend upon the facts and circumstances, including the materiality of the changes. With respect to a change in price or, subject to certain limitations, a change in the percentage of securities sought, a minimum ten business day period from the day of such change is generally required to allow for adequate dissemination to stockholders. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday, or a federal holiday and consists of the time period from 12:01 a.m. through 12:00 Midnight, New York City time.

     The Company has provided Purchaser with the Company's stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal and other relevant materials will be mailed by Purchaser to record holders of Shares and furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

     2. ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment and will purchase and pay for all Shares validly tendered and not properly withdrawn commencing at the later of (i) the Expiration Date and (ii) the satisfaction or waiver of the conditions to the Offer set forth in Section 15, except to the extent, as described above in
Section 1, that Purchaser extends the Offer in an effort to satisfy the requirements of Section 253 of the DGCL. Any such delays will be effected in compliance with Rule 14e-1(c) under the Exchange Act (relating to a bidder's obligation to pay for or return tendered securities promptly after the termination or withdrawal of such bidder's offer).

     For information with respect to regulatory approvals required to be obtained prior to the consummation of the Offer, see Section 16.

     In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates representing Shares (the "Share Certificates"), or timely confirmation (a "Book-Entry Confirmation") of a book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedures set forth in Section 3, (ii) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message (as defined below) in connection with a book-entry transfer, and (iii) any other documents required by the Letter of Transmittal.

     The term "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility to and received by the Depositary and forming a part of a Book-Entry Confirmation, which states that the

Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against such participant.

     For purposes of the Offer, Purchaser will be deemed to have accepted for payment (and thereby purchased) Shares validly tendered and not properly withdrawn as, if and when Purchaser gives oral or written notice to the Depositary of Purchaser's acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from Purchaser and transmitting such payments to stockholders whose Shares have been accepted for payment. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE FOR SHARES BE PAID BY PURCHASER, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT. If, for any reason whatsoever, acceptance for payment of or payment for any Shares tendered pursuant to the Offer is delayed or Purchaser is unable to accept for payment or pay for Shares tendered pursuant to the Offer, then without prejudice to Purchaser's rights set forth herein, the Depositary may nevertheless, on behalf of Purchaser and subject to Rule 14e-1(c) under the Exchange Act, retain tendered Shares and such Shares may not be withdrawn except to the extent that the tendering stockholder is entitled to and duly exercises withdrawal rights as described in Section 4.

     If any tendered Shares are not accepted for payment for any reason or if Share Certificates are submitted for more Shares than are tendered, Share Certificates evidencing unpurchased or untendered Shares will be returned without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedures set forth in Section 3, such Shares will be credited to an account maintained at the Book-Entry Transfer Facility), as promptly as practicable following the expiration, termination or withdrawal of the Offer.

     Purchaser reserves the right to transfer or assign, in whole or from time to time in part, to one or more of its affiliates the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

     3. PROCEDURE FOR TENDERING SHARES.

     Valid Tenders. Except as set forth below, in order for Shares to be validly tendered pursuant to the Offer, the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in connection with a book-entry delivery of Shares, and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date and either (i) Share Certificates evidencing tendered Shares must be received by the Depositary at such address or such Shares must be tendered pursuant to the procedure for book-entry transfer described below and a Book-Entry Confirmation must be received by the Depositary, in each case on or prior to the Expiration Date or (ii) the guaranteed delivery procedures described below must be complied with. If Share Certificates are forwarded separately in multiple deliveries to the Depositary, a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) must accompany each such delivery. No alternative, conditional or contingent tenders will be accepted and no fractional Shares will be purchased.

     Book-Entry Transfer. The Depositary will make a request to establish accounts with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer at a Book-Entry Transfer Facility, the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer, and any other documents required by the Letter of

Transmittal, must in any case be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date, or the guaranteed delivery procedures described below must be complied with.

     THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS MUST BE TRANSMITTED TO AND RECEIVED BY THE DEPOSITARY AT ONE OF ITS ADDRESSES SET FORTH ON THE BACK COVER OF THIS OFFER TO PURCHASE. DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH THE BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

     THE METHOD OF DELIVERY OF THE LETTER OF TRANSMITTAL, SHARE CERTIFICATES AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE OPTION AND RISK OF THE TENDERING STOCKHOLDER AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

     Signature Guarantees. Signatures on Letters of Transmittal must be guaranteed by a firm which is a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of a recognized Medallion Program approved by the Securities Transfer Association Inc., including the Securities Transfer Agents Medallion Program (STAMP), the Stock Exchange Medallion Program (SEMP) and the New York Stock Exchange Medallion Signature Program (MSP) or any other "eligible guarantor institution" (as such term is defined in Rule 17Ad-15 under the Exchange Act) (each of the foregoing being referred to as an "Eligible Institution"), except in cases where Shares are tendered (i) by a registered holder of Shares who has not completed either the box labeled "Special Payment Instructions" or the box labeled "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal.

     If the Share Certificates are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or Share Certificates not accepted for payment or not tendered are to be returned, to a person other than the registered holder, the Share Certificates must be endorsed or accompanied by appropriate stock powers, in either case, signed exactly as the name of the registered holder appears on such certificates, with the signatures on such certificates or stock powers guaranteed as aforesaid. See Instructions 1 and 5 of the Letter of Transmittal.

     Guaranteed Delivery. If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's Share Certificates are not immediately available, or such stockholder cannot deliver the Share Certificates and all other required documents to reach the Depositary on or prior to the Expiration Date, or such stockholder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such Shares may nevertheless be tendered, provided that all of the following conditions are satisfied:

          (i) such tender is made by or through an Eligible Institution;

          (ii) a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form made available by Purchaser is received by the Depositary as provided below on or prior to the Expiration Date; and

          (iii) the Share Certificates (or a Book-Entry Confirmation), representing all tendered Shares in proper form for transfer, together with the Letter of Transmittal (or a facsimile thereof) properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message) and any other documents required by the Letter of Transmittal are received by the Depositary within three trading days after the date of execution of such Notice of Guaranteed Delivery. A trading day is any day on which the New York Stock Exchange (the "NYSE") is open for business.

     The Notice of Guaranteed Delivery may be delivered by hand or transmitted by telegram, telex, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution and a representation that the stockholder owns the Shares tendered within the meaning of, and that the tender of the

Shares effected thereby complies with, Rule 14e-4 under the Exchange Act, each in the form set forth in such Notice of Guaranteed Delivery.

     Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of Share Certificates for, or of Book-Entry Confirmation with respect to, such Shares, a properly completed and duly executed Letter of Transmittal (or a facsimile thereof), together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message), and any other documents required by the Letter of Transmittal. Accordingly, payment might not be made to all tendering stockholders at the same time and will depend upon when Share Certificates or Book-Entry Confirmations with respect to such Shares are received into the Depositary's account at a Book-Entry Transfer Facility.

     Appointment as Proxy. By executing the Letter of Transmittal (including delivery through an Agent's Message), a tendering stockholder irrevocably appoints designees of Purchaser and each of them as such stockholder's agents, attorneys-in-fact and proxies, with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by Purchaser (and with respect to any and all dividends, distributions, rights, other Shares or other securities issued, paid or distributed or issuable, payable or distributable in respect of such Shares on or after September 27, 1999 and prior to the transfer to the name of Purchaser (or a nominee or transferee of Purchaser) on the Company's stock transfer record of such Shares (collectively, "Distributions")). All such powers of attorney and proxies will be considered irrevocable and coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, Purchaser accepts such Shares for payment. Upon such appointment, all prior powers of attorney, proxies and consents given by such stockholder with respect to such Shares (and Distributions) will be revoked without further action, and no subsequent powers of attorney and proxies may be given nor any subsequent written consents executed (and, if given or executed, will not be deemed effective). The designees of Purchaser will, with respect to the Shares (and Distributions) for which such appointment is effective, be empowered to exercise all voting and other rights of such stockholder as they in their sole discretion may deem proper at any annual or special meeting of the Company's stockholders or any adjournment or postponement thereof, by written consent in lieu of any such meeting or otherwise. Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon Purchaser's payment for such Shares, Purchaser must be able to exercise full voting rights with respect to such Shares and all Distributions, including voting at any meeting of stockholders.

     Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by Purchaser in its sole discretion, which determination is final and binding. Purchaser reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of which may in the opinion of its counsel be unlawful. Purchaser also reserves the absolute right to waive any of the conditions of the Offer (subject to the provisions of the Merger Agreement and except for the Minimum Condition) or any defect or irregularity in any tender of Shares of any particular stockholder whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. None of Purchaser, Parent, any of their affiliates or assigns, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

     Backup U.S. Federal Income Tax Withholding and Substitute Form W-9. Under the "backup withholding" provisions of U.S. federal income tax law, the Depositary may be required to withhold 31% of the amount of any payments of cash pursuant to the Offer or the Merger. In order to avoid backup withholding, each stockholder surrendering Shares in the Offer must, unless an exemption applies, provide the payor of such cash with such stockholder's correct taxpayer identification number ("TIN") on a substitute Form W-9 and certify, under penalties of perjury, that such TIN is correct and that such stockholder is not subject to backup withholding. If a stockholder does not provide its correct TIN or fails to provide the certifications described above, the Internal Revenue Service ("IRS") may impose a penalty on such stockholder and payment of cash to such stockholder pursuant to the Offer may be subject to backup withholding of 31%. All stockholders surrendering Shares pursuant to the Offer should complete and sign the substitute Form W-9 included in the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to the Depositary). Certain stockholders (including, among others, all corporations and certain foreign individuals and entities) are not subject to backup withholding. Noncorporate foreign stockholders should complete and sign a Form W-8, Certificate of Foreign Status, a copy of which may be obtained from the Depositary, in order to avoid backup withholding. See Instruction 9 of the Letter of Transmittal.

     Other Requirements. Purchaser's acceptance for payment of Shares tendered pursuant to any of the procedures described above will constitute a binding agreement between the tendering stockholder and Purchaser upon the terms and subject to the conditions of the Offer, including the tendering stockholder's representation and warranty that the stockholder is the holder of the Shares within the meaning of, and that the tender of the Shares complies with, Rule 14e-4 under the Exchange Act.

     4. WITHDRAWAL RIGHTS. Tenders of Shares made pursuant to the Offer are irrevocable, except that Shares tendered pursuant to the Offer may be withdrawn at any time on or prior to the Expiration Date and, unless theretofore accepted for payment by Purchaser pursuant to the Offer, may also be withdrawn at any time after December 4, 1999. If Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to purchase Shares validly tendered pursuant to the Offer for any reason, then without prejudice to Purchaser's rights under the Offer, the Depositary may nevertheless, on behalf of Purchaser, retain tendered Shares and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described in this Section 4. Any such delay in acceptance for payment will be accompanied by an extension of the Offer to the extent required by law.

     For a withdrawal to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder, if different from that of the person who tendered such Shares. If Share Certificates to be withdrawn have been delivered or otherwise identified to the Depositary, then prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in Section 3, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares, in which case a notice of withdrawal will be effective if delivered to the Depositary by any method of delivery described in the first sentence of this paragraph.

     All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Purchaser, in its sole discretion, whose determination will be final and binding. Purchaser reserves the absolute right to reject any and all withdrawals determined by it not to be in proper form. Purchaser also reserves the absolute right to waive any defect or irregularity in any withdrawal of Shares of any particular stockholder whether or not similar defects or irregularities are waived in the case of other stockholders. No withdrawal of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. None of Purchaser, Parent, any of their affiliates or assigns, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

     Withdrawals of Shares may not be rescinded. Any Shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered at any time prior to the Expiration Date by following one of the procedures described in Section 3.

     5. CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES. The summary of tax consequences set forth below is for general information only and is based on the law as currently in effect. The tax treatment of each stockholder will depend in part upon such stockholder's particular situation. Special tax consequences not described herein may be applicable to particular classes of taxpayers, such as financial institutions, broker-dealers, life insurance companies, holders of Dissenting Shares, stockholders who hold their Shares as part of a straddle, hedge, conversion or constructive sale transaction, stockholders who acquired their Shares through the exercise of an employee stock option or otherwise as compensation, and persons who received payments in respect of options to acquire Shares. This summary deals only with stockholders who are "United States persons" (as defined below) and who hold their Shares as capital assets. For purposes of this discussion (i) "United States person" means a person who is (a) a citizen or resident of the United States, (b) a corporation or partnership created or organized in the United States or under the laws of the United States or any political subdivision thereof, (c) an estate the income of which is subject to the United States federal income taxation regardless of its source or (d) a trust (x) that is subject to the primary supervision of a court within the United States and the control of one or more United States persons (as defined in Section 7701(a)(30) of the Internal Revenue Code of 1986, as amended (the "Code") or (y) that has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a United States Person, and (ii) "Non-U.S. person" means a stockholder who is not a United States person. ALL STOCKHOLDERS SHOULD CONSULT WITH THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES OF THE OFFER AND THE MERGER TO THEM, INCLUDING THE APPLICABILITY AND EFFECT OF THE ALTERNATIVE MINIMUM TAX AND ANY STATE, LOCAL OR FOREIGN INCOME AND OTHER TAX LAWS AND CHANGES IN SUCH TAX LAWS.

     The receipt of cash pursuant to the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes, and may also be a taxable transaction under applicable state, local, foreign income or other tax laws. Generally, for U.S. federal income tax purposes, a stockholder will recognize gain or loss in an amount equal to the difference between the cash received by the stockholder pursuant to the Offer or the Merger and the stockholder's adjusted tax basis in the Shares exchanged therefor. Gain or loss will be calculated separately for each block of Shares tendered and purchased pursuant to the Offer or exchanged pursuant to the Merger, as the case may be. For U.S. federal income tax purposes, such gain or loss will be a capital gain or loss if the Shares are a capital asset in the hands of the stockholder, and a long-term capital gain or loss if the stockholder's holding period is more than one year as of the date Purchaser accepts such Shares for payment pursuant to the Offer or the effective date of the Merger, as the case may be. The long-term capital gains of individuals are subject to tax at a minimum rate of 20%. The deductibility of capital losses is subject to limitations.

     6. PRICE RANGE OF SHARES; DIVIDENDS. The Shares are listed and traded on the NYSE and the Pacific Exchange under the symbol "HQ". The following table sets forth, for the quarters indicated, the high and low sales prices per Share as reported on the NYSE Composite Tape. The Company has not paid any dividends on its Shares since its initial public offering in August 1996.

                                                              HIGH      LOW
                                                              ----      ---
Fiscal Year Ended September 30, 1998:
  First Quarter.............................................  $46 1/4   $28 1/16
  Second Quarter............................................   37 11/16  28 3/8
  Third Quarter.............................................   37        27 3/8
  Fourth Quarter............................................   39 3/4    17 1/2
Fiscal Year Ended September 30, 1999:
  First Quarter.............................................   27 15/16  12 1/4
  Second Quarter............................................   35 1/2    22 1/4
  Third Quarter.............................................   41 1/8    31
  Fourth Quarter............................................   49 3/16   34 7/16

     On September 27, 1999, the last full trading day prior to announcement of the signing of the Merger Agreement, the closing sale price per Share reported on the NYSE Composite Tape was $41 1/16. On

October 1, 1999, the last full trading day before commencement of the Offer, the closing sale price per Share reported on the NYSE Composite Tape was $48 7/8. STOCKHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE SHARES.

     7. CERTAIN INFORMATION CONCERNING THE COMPANY. The information concerning the Company in this Section 7 and elsewhere in this Offer to Purchase is derived from the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1998 (the "1998 Annual Report"), the Company's Quarterly Reports on Form 10-Q for the quarters ended December 31, 1998, March 31, 1999 and June 30, 1999 (the "Quarterly Reports") and other publicly available information. The summary information set forth below is qualified in its entirety by reference to such reports (which may be obtained and inspected as described below) and should be considered in conjunction with the more comprehensive financial and other information in such reports and other publicly available reports and documents filed by the Company with the Commission and other publicly available information. Although neither Purchaser nor Parent has any knowledge that would indicate that any statements contained herein based upon such reports are untrue, neither Purchaser nor Parent assumes any responsibility for the accuracy or completeness of the information contained therein, or for any failure by the Company to disclose events that may have occurred and may affect the significance or accuracy of any such information but which are unknown to Parent and Purchaser.

     General. The Company was formed in June 1996 as a holding company for all of the operations of Hambrecht & Quist. The Company is the sole parent of Hambrecht & Quist California, a California corporation established in 1983 ("H&Q California") to succeed to the business of Hambrecht & Quist, a California partnership formed in 1968. H&Q California also succeeded to the business of Hambrecht & Quist, L.P., a California limited partnership established in 1993 ("H&Q LP"). In this section "General" and in "Business" below, unless the context otherwise requires, the "Company" refers to Hambrecht & Quist Group and its predecessors, affiliates and subsidiaries.

     The Company operates primarily as a holding company and indirectly owns all of the subsidiaries and equity interests in affiliated entities that previously were owned by either H&Q California or H&Q LP. H&Q LLC, the Company's 100% beneficially owned subsidiary, is the Company's principal investment banking subsidiary and securities broker-dealer.

     The Company's other principal operating subsidiaries or affiliated entities, which are directly or indirectly wholly owned except as indicated, are as follows: Hambrecht & Quist Capital Management Incorporated, a registered investment adviser to two publicly traded closed-end mutual funds; Hambrecht & Quist Venture Partners, a California limited partnership, a venture capital fund management partnership in which the Company has a controlling general partnership interest; and Hambrecht & Quist Guaranty Finance, LLC ("Guaranty Finance"), an 87.5% owned subsidiary of the Company engaged in asset-based, bridge loan and mezzanine financing.

     The Company also maintains minority, non-controlling investments in H&Q Asia Pacific, Ltd., which provides financial advisory and fund management services in the Asia Pacific region, Beeson Gregory Holdings Limited, a London-based brokerage firm and financial adviser specializing in growth companies, and Tamir Fishman & Co. Ltd., an investment bank, venture capital and financial consulting company focused on Israeli growth companies. The Company also has a 20% interest in Lewco Securities Corp., which acts as a clearing broker and depository for Schroder & Co. and the Company.

     In July 1998, the Company established a strategic relationship with H&Q Venture Associates, L.L.C. which manages or administers many of the Company's early stage venture capital investments.

     The Company's principal executive offices are located at One Bush Street, San Francisco, California 94104. The telephone number of the Company at such offices is (415) 439-3000.

     Business. The Company is a major bracket investment bank focusing on emerging growth companies and growth-oriented investors. The Company's core strength has been the early identification and sponsorship of leading growth companies in its chosen areas of focus through analysis of industry and technology trends. The Company leverages its industry expertise by providing growth companies and growth investors with a full range of investment banking and brokerage services, and by investing its own capital in emerging growth and later-stage companies.

     The Company was formed in 1968 to focus on the needs of emerging growth companies and their investors. It has grown its business by expanding the range of services it provides to growth companies and investors, by servicing the needs of larger size companies, and by developing expertise in new industries and markets. The Company, from its inception, combined equity underwriting and brokerage services for emerging growth companies with venture capital investing. From its early concentration on the technology and healthcare industries, the Company has broadened its focus to encompass the branded consumer sector and companies providing business information, outsourcing and healthcare services.

     Financial Information. Set forth below are certain selected consolidated financial data which were derived from the 1998 Annual Report and the Quarterly Reports. More comprehensive financial information (including management's discussion and analysis of financial condition and results of operations) is included in the reports and other documents filed by the Company with the Commission, and the following financial data are qualified in their entirety by reference to such reports and other documents including the financial information and related notes contained therein. Such reports and other documents may be examined and copies thereof may be obtained from the offices of the Commission and the NYSE in the manner set forth below.

                            HAMBRECHT & QUIST GROUP

                      SELECTED CONSOLIDATED FINANCIAL DATA

        (IN THOUSANDS, EXCEPT OUTSTANDING SHARES AND PER SHARE AMOUNTS)

                                                          FOR THE
                                                        NINE MONTHS
                                                           ENDED            FOR THE FISCAL YEAR ENDED SEPTEMBER 30,
                                                         JUNE 30,        ---------------------------------------------
                                                           1999             1998             1997             1996
                                                        -----------         ----             ----             ----
                                                        (UNAUDITED)                        (AUDITED)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
  Revenues
    Principal transactions............................  $  123,780       $   105,861      $   122,817      $   103,889
    Commissions.......................................      49,878            49,725           38,707           34,420
    Investment banking................................     115,464            91,332           90,471          154,272
    Corporate finance fees............................      68,898            75,080           54,237           37,962
    Interest and dividends............................      19,890            27,236           22,629           14,707
    Net investment gains..............................      31,969             2,415              229           24,434
    Other.............................................      21,352            21,476           17,142           23,017
                                                        -----------      -----------      -----------      -----------
        Total revenues................................     431,232           373,125          346,232          392,703
                                                        -----------      -----------      -----------      -----------
  Expenses
    Compensation and benefits.........................     210,785           187,065          178,873          198,613
    Brokerage and clearance...........................      21,800            23,064           17,258           13,629
    Occupancy and equipment...........................      16,382            21,514           17,183           10,677
    Communications....................................      11,281            15,353           14,762            9,614
    Interest..........................................       2,710             3,628            4,454            4,314
    Other.............................................      36,690            51,957           36,605           28,788
                                                        -----------      -----------      -----------      -----------
        Total expenses................................     299,648           302,581          269,135          265,635
                                                        -----------      -----------      -----------      -----------
    Income before income tax provision................     131,584            70,544           77,097          127,067
Income tax provision..................................      56,581            30,333           33,923           38,466
                                                        -----------      -----------      -----------      -----------
Net income............................................  $   75,003       $    40,211      $    43,174      $    88,601
                                                        ===========      ===========      ===========      ===========
Earnings per share
    Basic.............................................  $     3.05       $      1.64      $      1.83
    Diluted...........................................  $     2.83       $      1.51      $      1.68
Weighted average shares
    Basic.............................................  24,565,708        24,551,064       23,569,306
    Diluted...........................................  26,502,630        26,613,541       25,682,887
PRO FORMA INFORMATION:                                                                                     (UNAUDITED)
  Net income before income tax adjustment.............                                                     $    88,601
  Income tax adjustment(1)............................                                                         (17,443)
                                                                                                           -----------
  Pro forma net income................................                                                     $    71,158
                                                                                                           ===========
  Pro forma earnings per share(2)
    Basic.............................................                                                     $      3.60
    Diluted...........................................                                                     $      3.27
  Pro forma weighted average shares
    Basic.............................................                                                      19,752,126
    Diluted...........................................                                                      21,734,143

CONSOLIDATED BALANCE SHEET DATA (END OF
PERIOD):
    Total assets......................................  $  814,563       $   606,668      $   678,937      $   537,917
    Debt obligations..................................       1,500                 0            2,700            8,365
    Stockholders' equity and partners' capital........     423,235           336,756          297,378          226,711

---------------

    (1) Includes taxes on H&Q LP's earnings as if H&Q LP's earnings were subject to an effective tax rate of 44 percent.

    (2) Pro forma earnings per common share are determined by dividing pro forma net income by the weighted average number of common shares, including common share equivalents, outstanding during the year.

     Other Information. The Shares are registered under the Exchange Act. Accordingly, the Company is subject to the informational filing requirements of the Exchange Act and in accordance therewith is obligated to file periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Information as of particular dates concerning the Company's directors and officers, their remuneration, options granted to them, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company is required to be disclosed in such proxy statements and distributed to the Company's stockholders and filed with the Commission. Such reports, proxy statements and other information are available for inspection at the public reference facilities of the Commission located in Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and Seven World Trade Center, Suite 1300, New York, New York 10048. Such reports, proxy statements and other information may also be obtained at the Web site that the Commission maintains at http://www.sec.gov. Copies of this material may also be obtained by mail, upon payment of the Commission's customary fees, from the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, such material is also available for inspection at the library of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. Except as otherwise noted in this Offer to Purchase, all of the information with respect to the Company set forth in this Offer to Purchase has been derived from publicly available information.

     8. CERTAIN INFORMATION CONCERNING PURCHASER AND PARENT.

     Purchaser. Bridge Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of The Chase Manhattan Corporation, was organized for the sole purposes of entering into the Merger Agreement and consummating the transactions contemplated thereby, including making the Offer, and has not carried on any activities to date other than those incident to its formation, entering into such agreement and the commencement of the Offer.

     Parent. The Chase Manhattan Corporation is a bank holding company organized under the laws of the State of Delaware in 1968 and registered under the Bank Holding Company Act of 1956, as amended (the "BHCA"). Parent conducts its domestic and international financial services businesses through various bank and non-bank subsidiaries. The principal bank subsidiaries of Parent are:
The Chase Manhattan Bank ("Chase Bank"), a New York banking corporation headquartered in New York City; Chase Bank of Texas, National Association ("Chase Texas"), a national bank headquartered in Houston, Texas; and Chase Manhattan Bank USA, National Association, a national bank headquartered in Wilmington, Delaware. The principal non-bank subsidiary of Parent is Chase Securities Inc., Parent's "Section 20" subsidiary, which is engaged in securities underwriting and dealing activities. The bank and non-bank subsidiaries of Parent operate nationally as well as through overseas branches, representative offices and affiliated banks. Parent is the third largest bank holding company in the United States based on assets, with consolidated assets of $356.9 billion, total deposits of $209.5 billion and total stockholders' equity of $22.7 billion as of June 30, 1999.

     Both Parent's and Purchaser's executive offices are located at 270 Park Avenue, New York, New York 10017. The telephone number of both Parent and Purchaser at such offices is (212) 270-6000.

     The name, citizenship, business address, present principal occupation or employment and five year employment history of each of the directors and executive officers of Parent and Purchaser are set forth on Schedule I hereto.

     Parent's shares are registered under the Exchange Act. Accordingly, Parent is subject to the informational filing requirements of the Exchange Act and in accordance therewith is obligated to file periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Parent is required to disclose in such proxy statements certain information, as of particular dates, concerning Parent's directors and officers, their remuneration, options granted to them, the principal holders of Parent's securities and any material interest of such persons in transactions with Parent. Such reports, proxy statements and other information are available for inspection at the public reference facilities of the Commission located at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and
at the regional offices of the Commission located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and Seven World Trade Center, Suite 1300, New York, New York 10048. Such reports, proxy statements and other information may also be obtained at the Web site that the Commission maintains at http://www.sec.gov. Copies of this material may also be obtained by mail, upon payment of the Commission's customary fees, from the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. Such material is also available for inspection at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

     Certain Transactions. Except as set forth in this Offer to Purchase, none of Parent or Purchaser or, to the best knowledge of Parent or Purchaser, any of the persons listed in Schedule I hereto, or any associate or majority-owned subsidiary of Parent, Purchaser or any of such persons, beneficially owns, or has a right to acquire directly or indirectly, any Shares, and none of Parent or Purchaser or, to the best knowledge of Parent or Purchaser, any of the other persons referred to above, or any of the respective directors, executive officers or subsidiaries of any of the foregoing, has effected any transaction in the Shares during the past 60 days. In the ordinary course of its business, CSI actively trades in securities for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in the Shares. In addition, various bank and other subsidiaries of Parent may from time to time hold or effect transactions in the Shares for trust, custodial, brokerage, investment management and other similar accounts maintained in the ordinary course of business for the benefit of others.

     Except as set forth in this Offer to Purchase, none of Parent or Purchaser or, to the best knowledge of Parent and Purchaser, any of the persons listed in
Schedule I hereto has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, without limitation, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any securities of the Company, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies. Except as set forth in this Offer to Purchase, none of Parent or Purchaser or, to the best knowledge of Parent and Purchaser, any of the persons listed in Schedule I hereto has had any transactions with the Company, or any of its executive officers, directors or affiliates that would be required to be reported under the rules of the Commission.

     Except as set forth in this Offer to Purchase, there have been no contacts, negotiations or transactions between Parent or Purchaser, or their respective subsidiaries, or, to the best knowledge of Parent and Purchaser, any of the persons listed in Schedule I hereto, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors, or a sale or other transfer of a material amount of assets. See Introduction and Sections 10 and 11.

     9. SOURCE AND AMOUNT OF FUNDS. Purchaser will require approximately $1.4 billion to (i) purchase the Shares outstanding on the date hereof (other than Restricted Shares which are unvested as of the Effective Time) pursuant to the Offer and the Merger and (ii) pay fees and expenses to be incurred in connection with the completion of the Offer and the Merger. All of the funds required to finance the foregoing will be furnished to Purchaser by Parent. Parent plans to use available funds.

     10. BACKGROUND OF THE OFFER; CONTACTS WITH THE COMPANY.

     Over the past several years, the management of the Company and the Company Board have regularly reviewed the Company's performance, strategic direction and prospects in light of changes in the financial services environment, including industry consolidation, increased competition, trends toward full-service financial services companies, the impact of the Internet and other technological changes, and shifts in client preferences and needs. From time to time in recent years, senior executive officers of the Company have informally discussed these and other aspects of the financial services industry and the implications for financial services companies with senior executive officers of Parent and senior executive officers of certain other financial services companies. Some of these informal discussions included general discussions regarding the potential merits of a business combination, a product, distribution or geographic partnership, or other strategic transaction involving the Company. Senior executives of Parent and the Company also had informal discussions during the first half of 1999 regarding a potential transaction, and Parent and the Company entered into a confidentiality agreement on February 8, 1999. Daniel H. Case III, Chairman and Chief Executive Officer of the Company, regularly briefed the Company Board and certain members of the Company's senior management on these discussions. These briefings were held at regularly scheduled Company Board meetings and certain special Company Board meetings, as well as during informal conversations with individual directors. None of the discussions with third parties resulted in any definitive agreement on the terms of any business combination, partnership or other strategic transaction involving the Company.

     In late June, 1999, William B. Harrison Jr., Chief Executive Officer of Parent, and Mr. Case discussed the potential benefits of a combination of their two companies. Mr. Harrison indicated that Parent continued to be interested in a possible transaction, although Parent wished to conduct preliminary due diligence on the Company before making a more specific proposal on the terms of such a transaction. After conferring with the Company Board on June 25, 1999, Mr. Case informed Mr. Harrison that the Company Board had authorized him to continue exploring a possible transaction with Parent and to allow Parent to commence a preliminary due diligence review of the Company. Representatives of Parent commenced the preliminary due diligence investigation in July, 1999, including holding meetings between certain members of the Company's and Parent's senior managements on July 9, 14 and 15. During this time, the senior managements of Parent and the Company discussed generally the possible structures and potential synergies of a business combination transaction. The Company Board was briefed in detail on these discussions on July 22, 1999 and in August, 1999, as well as during conversations with individual directors throughout August. These briefings included the progress to date of the discussions between the parties and of Parent's preliminary review of the Company's operations. At the deliberations in July and August, the Company Board authorized Mr. Case and senior management of the Company to continue discussions regarding a potential business combination with Parent.

     At the regular meeting of the Board of Directors of Parent (the "Parent Board") held on July 20, 1999, senior management of Parent briefed the Parent Board on their discussions to date with the senior management of the Company and on the potential strategic benefits of a transaction with the Company.

     On September 8, 1999, the Parent Board held a special meeting at which senior management reported on the results of their discussions with the Company and the proposed structure and range of terms of the transaction to be discussed with the Company. Senior management also briefed the Parent Board on the results of their review of the Company's business and operations and the anticipated synergies and other strategic benefits that could be obtained from the proposed transaction. Senior management noted that, among other things, the transaction with the Company would extend Parent's one-stop investment banking range of products in the highest growth sector of the U.S. economy and would be a step in developing Parent's public equities practice. After discussion, the Parent Board approved the proposed transaction and authorized senior management to negotiate and execute definitive transaction agreements with the Company.

     During the month of September, 1999, the senior managements of the Company and Parent began to discuss and later negotiate the amount and form of consideration that would be payable to Company stockholders in connection with a business combination, and they also discussed various strategies for retaining the services of key Company employees in the event of a business combination.

     On September 17, 1999, following negotiations regarding the amount and form of consideration, James B. Lee Jr., a Vice Chairman of Parent, called Mr. Case and informed him that a price of $50.00, payable in cash for each outstanding Share, would be Parent's best and highest proposal. On September 18, 1999, Mr. Harrison and Mr. Case met to discuss the status of the negotiations and other issues. Parent indicated that it would require Mr. Case to enter into a retention arrangement as a condition to its willingness to enter into a definitive merger agreement. While these conversations were occurring, representatives of Parent continued various aspects of their due diligence review.

     On September 20, 1999, certain members of the Company Board met with Messrs. Harrison and Lee to discuss Parent's final offer price and related matters. The full Company Board met on September 21 to discuss the proposal and related matters. At this meeting, the Company Board considered the Company's business, financial condition, results of operations, current business strategy and future prospects, recent and historical market prices and trading ranges for the Shares, strategic and other potential alternatives to the offer, and other relevant matters, including information presented by senior management and by the Company's advisors regarding the progress of the negotiations between counsel for Parent and the Company over the terms of a definitive merger agreement. Senior management and the Company's financial and legal advisors discussed with the Company Board the proposed terms of the merger agreement, which contemplated a cash tender offer followed by a cash merger, as well as an associated stock option agreement, pursuant to which the Company would grant an option to Parent to purchase up to 19.9% of the outstanding Shares, exercisable on the occurrence of certain events relating to competing offers for the Company, and a support agreement pursuant to which certain affiliates of the Company would agree to tender their shares into the Offer and vote in favor of the Merger. Based on the information presented at these and previous meetings, and after extensive deliberation, the Company Board authorized senior management of the Company to proceed with the negotiation of definitive documentation relating to the proposed transaction. The Company Board also authorized senior management to proceed to negotiate satisfactory retention arrangements for key employees and for Mr. Case. From September 22 through 27, 1999, the parties and their advisors negotiated the remaining provisions of the Merger Agreement, the Option Agreement and the Tender Agreement, the terms of retention arrangements for key Company employees and the terms of Mr. Case's employment arrangement.

     At a meeting of the Company Board held on September 27, 1999, Mr. Case, other members of the Company's senior management and the Company's financial and legal advisors presented to the Company Board the terms of the proposed Merger Agreement, Option Agreement and Tender Agreement and such retention arrangements and discussed with the Company Board various business issues relating to the transactions contemplated thereby. The Company's financial advisor, H&Q LLC, presented a detailed financial analysis of the proposed transaction and rendered its opinion that, as of September 27, 1999, the $50 per Share cash consideration to be received in the Offer and the Merger by holders of Shares was fair to such holders (other than Parent and its affiliates) from a financial point of view. The Company's legal advisors discussed with the Company Board the legal standards applicable to its decisions with respect to the proposed transaction and reviewed the terms of the transaction documents. After discussion and due consideration, the Company Board unanimously approved (with one member absent) the Merger Agreement, the Option Agreement and the Tender Agreement and the transactions contemplated thereby, including the Offer and the Merger, resolved to recommend that holders of Shares tender their shares in the Offer and vote in favor of the Merger, and authorized Mr. Case to enter into the Employment Agreement (as defined in Section 11). Following the meeting, the director who was unable to attend the meeting was informed of the result of the meeting and indicated that he concurred in the Company Board's decisions.

     After execution and delivery of the Merger Agreement on September 28, 1999, the parties issued a joint press release announcing the definitive agreement, including the Offer and the Merger.

     11. THE MERGER AGREEMENT AND OTHER AGREEMENTS. The following is a summary of the Merger Agreement and certain related agreements. This summary is qualified in its entirety by reference to the copies of such agreements filed as exhibits to the Tender Offer Statement on Schedule 14D-1 of which this Offer to Purchase is a part.

THE MERGER AGREEMENT

     The Offer. The Merger Agreement provides that no later than five business days after the public announcement of the Merger Agreement, Parent will cause Purchaser to, and Purchaser will, commence the Offer. The parties to the Merger Agreement have agreed in the Merger Agreement that the obligation of Purchaser to consummate the Offer, and to accept for payment and pay for the Shares tendered pursuant to the Offer, is subject to the Minimum Condition and the other conditions of the Offer described in Section 15 hereof (the "Offer Conditions"). Under the Merger Agreement, each of Parent and Purchaser expressly reserved the right, in its sole discretion, to waive any such condition and to make any other changes to the terms of the Offer, provided, that without the consent of the Company, neither Parent nor Purchaser can (i) amend or waive the Minimum Condition, (ii) decrease the price per Share payable in the Offer, (iii) change the form of consideration to be paid in the Offer (other than by adding cash consideration), (iv) reduce the number of Shares to be purchased in the Offer or (v) amend any other condition of the Offer in a manner which is adverse to the holders of Shares. The Merger Agreement provides that the price per

Share to be paid in the Offer will be net to the sellers in cash, without interest, subject to reduction only for any applicable withholding taxes.

     Under the Merger Agreement, Purchaser may, without the consent of the Company, (i) extend the Offer on one or more occasions for up to ten business days for each such extension beyond the then-scheduled Expiration Date, if at such date any of the conditions to Purchaser's obligation to accept for payment and pay for the Shares is not satisfied or waived, until such time as such conditions are satisfied or waived, and, at the request of the Company, Purchaser will, subject to Parent's right to terminate the Merger Agreement pursuant to Article VIII thereof, extend the Offer for additional periods up to but not later than March 31, 2000, if the only condition not satisfied or earlier waived on the then-scheduled Expiration Date is the Requisite Regulatory Approvals Condition, (ii) extend the Offer for any period required by any rule, regulation, interpretation or position of the Commission or the staff thereof applicable to the Offer, and (iii) extend the Offer for an aggregate period of not more than ten business days beyond the latest Expiration Date otherwise permitted under clause (i) or (ii) above if the Minimum Condition has been satisfied but there have not been tendered sufficient Shares so that the Merger could be effected without a vote of the Company's stockholders in accordance with Section 253 of the DGCL; provided, that, as a condition to the extension provided for in clause (iii), Purchaser irrevocably waives the satisfaction or waiver of the conditions to the Offer set forth in subclause (x) of clause (a) of the Offer Conditions. The Merger Agreement provides that, subject to the terms of the Offer, including the Offer Conditions, Purchaser will accept for payment and pay for all Shares duly tendered at the earliest time at which it is permitted to do so under applicable law; provided, that, as set forth above, Purchaser will have the right, in its sole discretion, to extend the Offer for up to ten business days notwithstanding the prior satisfaction of the Offer Conditions, in order to attempt to satisfy the requirements of Section 253 of the DGCL. The Merger Agreement further provides that the Offer Conditions other than the Minimum Condition are solely for the benefit of Purchaser and that all Offer Conditions may be asserted by Purchaser regardless of the circumstances resulting in a condition not being satisfied (except for any action or inaction by Purchaser or Parent constituting a breach of the Merger Agreement) and, except with respect to the Minimum Condition, may be waived by Purchaser, in whole or in part at any time and from time to time, in its sole discretion.

     Company Recommendation. The Merger Agreement provides that the Company will file with the Commission and mail to its stockholders contemporaneously with the commencement of the Offer a Solicitation/Recommendation Statement on
Schedule 14D-9 (the "Schedule 14D-9") which will reflect the actions of the Company Board and comply in all material respects with the provisions of applicable federal securities laws. Pursuant to the Merger Agreement, the
Schedule 14D-9 will contain the Company Board Recommendation (as defined below), which recommendation will not be withdrawn, amended, modified or materially qualified in a manner adverse to Parent (nor will the Company Board publicly announce its intention to do so) unless (i) in the opinion of the Company's outside counsel, failure to take such action in response to an unsolicited bona fide written Superior Proposal (as defined in "No Solicitation" below) would constitute a breach by the Company Board of its fiduciary duties under applicable law, (ii) the Company has given Parent five business days' prior written notice of its intent to take such action, which notice describes all material terms of such Superior Proposal and attaches a copy of any written communications relating thereto, the Company Board has duly considered in good faith any proposed changes to the Merger Agreement (if any) proposed by Parent and (iii) the Company has fully and completely complied with its obligations under "No Solicitation" below. The Merger Agreement provides that, except as otherwise expressly provided therein, the Company's and the Company Board's obligations described in this paragraph and under all other provisions of the Merger Agreement will not be altered by the commencement, public proposal, public disclosure or communication to the Company of any Transaction Proposal (as defined in "No Solicitation", below), including without limitation a Superior Proposal. The Company Board, at a meeting duly called and held, has unanimously (with one director absent) (the "Company Board Recommendation") (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are advisable and fair to and in the best interests of the holders of Shares, (ii) approved and adopted the Merger Agreement and the Option Agreement and the transactions contemplated thereby, including the Offer and the Merger, and authorized entry into the Tender Agreement, in each case prior to the execution of such agreement (such approvals being sufficient to render the restrictions of Section 203 of the DGCL inapplicable to the Merger Agreement, the Offer, the Merger, the Option Agreement and the Tender Agreement and the other transactions contemplated thereby) and (iii) resolved to recommend that the holders of Shares tender their Shares in the Offer and vote to approve and adopt the Merger Agreement. Following the meeting, the director who was unable to attend the meeting was informed of the result of the meeting and indicated that he concurred in the Company Board's decision.

     Directors Following the Offer. The Merger Agreement provides that, promptly upon the purchase of and payment for Shares which represent at least a majority of the outstanding Shares, Parent is entitled to designate a number of directors on the Company Board equal to the product (rounded up to the nearest whole number) of the total number of the directors on such Board (after giving effect to the directors elected pursuant to this sentence) multiplied by the percentage that such number of shares owned by Purchaser and its affiliates bears to the number of Shares outstanding. The Company will, upon request of Parent, use its best efforts promptly either to increase the size of the Company Board or, at the Company's election, secure the resignations of such number of its incumbent directors as is necessary to enable Parent's designees pursuant to this paragraph to be so elected or appointed to the Company Board, and will cause Parent's designees to be so elected or appointed. The Merger Agreement provides that the Company will use its reasonable best efforts to cause directors designated by Parent to constitute the same percentage as they represent on the Company Board (but in any event at least one Parent designee)
(i) of each committee of the Company Board, (ii) of each board of directors of its subsidiaries and (iii) of each committee of each such board, in each case only to the extent permitted by law and the rules of the NYSE to the extent applicable. Notwithstanding the foregoing, until the Effective Time, the Company and Parent have agreed to use all reasonable best efforts to retain as members of the Company Board at least two directors who are directors of the Company on the date of the Merger Agreement and who are not designated by Parent or employees of the Company or its subsidiaries (the "Independent Directors"). Following the election or appointment of Parent's designees to the Company Board and prior to the Effective Time, the affirmative vote of a majority of the Independent Directors will be required for the Company to take action to (i) amend or terminate the Merger Agreement, (ii) exercise or waive any of the Company's rights or remedies thereunder, (iii) extend the time for performance of Parent's and Purchaser's respective obligations thereunder, or (iv) approve any other action by the Company that could adversely affect the interests of the stockholders of the Company (other than Parent, Purchaser and their affiliates) with respect to the transactions contemplated thereby.

     The Merger. The Merger Agreement provides that, subject to the terms and conditions of the Merger Agreement, and in accordance with the DGCL, at the Effective Time, Purchaser will be merged with and into the Company. The Merger Agreement provides that as a result of the Merger, the separate corporate existence of Purchaser will cease and the Company will continue as the Surviving Corporation.

     The Merger Agreement provides that at the Effective Time, the certificate of incorporation of the Company, as in effect immediately prior to the Effective Time, will be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided therein and by the DGCL.

     The Merger Agreement provides that, at the Effective Time, the bylaws of Purchaser, as in effect immediately prior to the Effective Time, will be the bylaws of the Surviving Corporation until thereafter amended as provided therein and by the DGCL.

     The Merger Agreement further provides that, at the Effective Time, the directors and officers of Purchaser immediately prior to the Effective Time will be the directors and officers, respectively, of the Surviving Corporation following the Merger, to hold office in accordance with the Surviving Corporation's bylaws and applicable law.

     The Merger Agreement also provides that Parent may at any time change the method of effecting the Offer, including by providing that Parent or any other subsidiary of Parent make the Offer, or effecting the Merger, including by merging the Company with and into Parent, by merging a direct or indirect wholly-owned subsidiary of Parent with and into the Company or by merging the Company with and into any such direct or indirect wholly-owned subsidiary, and the Company will cooperate in such efforts, including by entering into an appropriate amendment to the Merger Agreement; provided, however, that such other subsidiary, if any, becomes a party to, and agrees to be bound by, the terms of the Merger Agreement, and that any such actions not (a) alter or change the amount or kind of consideration to be issued to the Company's stockholders, or (b) materially delay the receipt of any Requisite Regulatory Approval or the consummation of the transactions contemplated by the Merger Agreement. The parties to the Merger Agreement have also agreed to take such actions as Parent may reasonably request to provide for the merger or consolidation of subsidiaries of the Company with other subsidiaries of the Company or of Parent, to be effective at or following the Effective Time.

     The Merger Agreement provides that at the Effective Time, by virtue of the Merger, and without any action on the part of Parent, Purchaser, the Company or the holder of any of the following securities: (i) each Share issued and outstanding immediately prior to the Effective Time (other than (x) Shares canceled pursuant to clause (iii) below, (y) Restricted Shares (as defined below) that do not vest as of the Effective Time pursuant to the Company Stock Plans (as defined below) and (z) Dissenting Shares, as defined below), will be converted into the right to receive the Merger Consideration; (ii) all of the Shares issued and outstanding immediately prior to the Effective Time will no longer be outstanding and will automatically be canceled and will cease to exist as of the Effective Time, and each Share Certificate previously representing any such Shares (other than shares canceled pursuant to clause (iii) below, certain unvested Restricted Shares and Dissenting Shares) will thereafter represent solely the right to receive the Merger Consideration into which the Shares represented by such Share Certificate have been converted pursuant to this paragraph; (iii) at the Effective Time, all Shares that are held by the Company as treasury stock or by Parent or any of the Company's or Parent's respective wholly-owned subsidiaries (other than Shares held, directly or indirectly, in trust accounts, managed accounts and the like or otherwise held in a fiduciary, nominee or custodial capacity that are beneficially owned by third parties, including shares held by mutual funds for which a subsidiary of Parent or the Company acts as investment adviser (any such shares being referred to herein as "Trust Account Shares") and other than any Shares held by Parent or the Company or any of their respective subsidiaries in respect of a debt previously contracted in good faith (any such Shares being referred to herein as "DPC Shares")) will automatically be canceled and will cease to exist and no cash, stock of Parent or other consideration will be delivered in exchange therefor;
(iv) notwithstanding anything in the Merger Agreement to the contrary, Shares issued and outstanding immediately prior to the Effective Time held by holders (if any) who have not voted in favor of the Merger or consented thereto in writing and who have demanded appraisal rights with respect thereto in accordance with Section 262 of the DGCL and, as of the Effective Time, have not failed to perfect or have not effectively withdrawn or lost their rights to appraisal and payment under Section 262 of the DGCL ("Dissenting Shares") will not be converted into the right to receive the Merger Consideration as described in this paragraph, but holders of such Shares will be entitled to receive payment of the appraised value of such Dissenting Shares in accordance with the provisions of such Section 262, except that any Dissenting Shares held by a holder who has failed to perfect or has effectively withdrawn or lost its right to appraisal and payment under Section 262 of the DGCL will thereupon be deemed to have been converted into the right to receive the Merger Consideration and will no longer be considered Dissenting Shares. All Restricted Shares which are issued and outstanding immediately prior to the Effective Time and which are not converted into the Merger Consideration as described above in this paragraph will be converted into shares of restricted Parent Common Stock as described below. Under the Merger Agreement, the Company will give Parent (i) prompt notice of any written demands for appraisal of any shares, attempted withdrawals of such demands, and any other instruments served pursuant to the DGCL received by the Company relating to stockholders' rights of appraisal and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company will not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisals of capital stock of the Company, offer to settle or settle any such demands or approve any withdrawal of any such demands.

     The Merger Agreement provides that each share of capital stock of Purchaser issued and outstanding immediately prior to the Effective Time will be converted into one identical share of the capital stock of the Surviving Corporation and will constitute the only issued and outstanding capital stock of the Surviving Corporation following the Effective Time.

     The Merger Agreement provides that, prior to the Effective Time, the Company and its subsidiaries will take all action necessary (including obtaining any necessary consents and/or waivers) to ensure that from and after the Effective Time, all employee, consultant, independent contractor and director stock options to purchase Shares of the Company (each, a "Company Option"), which are then outstanding and unexercised, and all shares of restricted and unvested Shares (each, a "Restricted Share"), other than Restricted Shares converted into the Merger Consideration as described in the second preceding paragraph, which are then outstanding, will, without any further action on the part of the holders thereof, be converted into and become, respectively, options to purchase shares of common stock, par value $1.00 per share, of Parent (the "Parent Common Stock"), and shares of restricted Parent Common Stock on terms substantially identical to those in effect immediately prior to the Effective Time under the terms of the stock option plan, restricted stock plan or other agreement or award pursuant to which such Company Option or Restricted Share was granted (collectively, such plans, agreements and awards being hereinafter referred to as the "Company Stock Plans"); provided, however, that from and after the Effective Time (i) each such Company Option assumed by Parent may be exercised solely to purchase shares of Parent Common Stock, (ii) the number of shares of Parent Common Stock purchasable upon exercise of such Company Option will be equal to the number of shares of Company Common Stock that were purchasable under such Company Option immediately prior to the Effective Time multiplied by the Conversion Ratio (as defined below) and rounded to the nearest whole share, (iii) the per share exercise price under each such Company Option will be adjusted by dividing the per share exercise price of each such Company Option immediately prior to the Effective Time by the Conversion Ratio, and rounded to the nearest whole cent and (iv) the number of shares of restricted Parent Common Stock held by an individual following such conversion will be equal to the number of Restricted Shares held by such individual immediately prior to the Effective Time multiplied by the Conversion Ratio and rounded to the nearest whole cent. Under the Merger Agreement, "Conversion Ratio" means the quotient determined by dividing the Merger Consideration by the Parent Common Share Price, rounded to the nearest 1/100,000th, and the "Parent Common Share Price" will be equal to the average closing sale price of Parent Common Stock on the NYSE (rounded to the nearest one-thousandth) over the 20 consecutive full trading days in which such shares are traded on the NYSE ending at the close of business on the second business day prior to the Closing Date. The Merger Agreement further provides that the vesting of each Company Option and Restricted Share will not accelerate as a result of, or in connection with, the transactions contemplated by the Merger Agreement, except for Company Options and Restricted Shares that would otherwise become exercisable or free of restrictions within 12 months from the closing date of the Merger and otherwise to the extent required by the existing terms of the Company Stock Plan pursuant to which such Company Option or Restricted Share was granted, as in effect on the date of the Merger Agreement. In addition, except as may be necessary to cause the vesting of Company Options that would otherwise become exercisable within 12 months from the closing date of the Merger, the Company will ensure that no discretion is exercised by any body or person so as to cause the vesting of any Company Option or Restricted Share to accelerate. The number of shares and the per share exercise price of each Company Option which is intended to be an "incentive stock option" (as defined in Section 422 of the Code) will be adjusted in accordance with the requirements of Section 424 of the Code.

     Representations and Warranties. The Merger Agreement contains various customary representations and warranties of the parties thereto including, without limitation, representations and warranties by the Company as to the Company's organization, standing and corporate power, subsidiaries, capitalization, authorization, board recommendation, noncontravention of any governing instruments, laws or other agreements, regulatory and other third-party consents and approvals, filings with the Commission and other regulatory reports, agreements with regulatory agencies, financial statements, undisclosed liabilities, investment securities, interest rate risk management instruments, licenses, compliance with applicable laws, information provided in the Offer documents and Schedule 14D-9, absence of certain changes or events, legal proceedings, employee benefit plans, intellectual property, taxes, environmental matters, contracts, year 2000 matters, insurance and brokers.

     In addition, the Merger Agreement contains representations and warranties of Parent and Purchaser concerning their organization and standing, authorization, board recommendation and required stockholder vote for the agreement, noncontravention of any governing instruments, laws or other agreements, regulatory and other third party consents and approvals, information provided in the Offer documents and Schedule 14D-9, funds and brokers.

     Interim Operations of the Company. In the Merger Agreement, the Company has agreed that, among other things, from the date of the Merger Agreement to the Effective Time, except as expressly required or permitted by the Merger Agreement or the Option Agreement, the Company will, and will cause each of its Subsidiaries to, (a) conduct its business in the usual, regular and ordinary course consistent with past practice and in compliance in all material respects with applicable laws, (b) use reasonable best efforts to maintain and preserve intact its business organization, employees and business relationships and retain the services of its key officers and key employees and (c) take no action which would adversely affect or delay in any material respect the ability of either Parent or the Company to obtain any necessary approvals of any regulatory agency or other governmental entity required for the transactions contemplated thereby or to perform its covenants and agreements under the Merger Agreement or the Option Agreement.

     In addition, the Merger Agreement provides that from the date of the Merger Agreement to the Effective Time, except as expressly required or permitted thereby or by the Option Agreement, the Company will not, and will not permit any of its subsidiaries to, without the prior written consent of Parent:

          (a) (i) incur any indebtedness for borrowed money (other than (A) short-term indebtedness incurred (x) to refinance existing short-term indebtedness, (y) pursuant to lines of credit and credit facilities existing on the date of the Merger Agreement, or (z) otherwise in the ordinary course of business consistent with past practice, and (B) indebtedness of the Company or any of its subsidiaries owed to the Company or any of its other wholly-owned subsidiaries), assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity, or make any loan, advance or capital contribution (other than to the Company or any of its wholly-owned subsidiaries and other than in the ordinary course of Company's investment banking business consistent with past practice) or
     (ii) make or commit to make any capital expenditures in excess of $2,500,000 for any single or related group of capital expenditures;

          (b) (i) adjust, split, combine or reclassify any of its capital stock;
     (ii) make, declare, set aside or pay any dividend (except for dividends paid in the ordinary course of business by any wholly-owned subsidiaries of the Company to the Company or to any other of its wholly-owned subsidiaries) or make any other distribution on, or directly or indirectly (other than in connection with the surrender of Shares as full or partial payment of the exercise price or withholding tax in connection with the exercise of Company Options under the Company Stock Plans) redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock; (iii) grant any individual, corporation or other entity any right to acquire any shares of its capital stock or any stock appreciation or similar rights except as permitted by clause (i) below; (iv) issue or authorize the issuance of, deliver, sell, transfer, pledge or otherwise encumber any additional shares of capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock, other than the issuance of Shares pursuant to the exercise of stock options disclosed in the Merger Agreement as being outstanding on the date of the Merger Agreement and granted pursuant to the Company Stock Plans; or
     (v) enter into any agreement, understanding or arrangement with respect to the sale or voting of its capital stock;

          (c) sell, transfer, mortgage, encumber or otherwise dispose of any of material portion of its properties or assets, including, without limitation, capital stock in any subsidiaries of the Company, to any individual, corporation or other entity other than a direct or indirect wholly-owned subsidiary, or cancel, release or assign any indebtedness to any such person or any claims held by any such person, except in the ordinary course of business consistent with past practice;

          (d) except for transactions in connection with underwriting activities in the ordinary course of business consistent with past practice and portfolio investments by investment subsidiaries in accordance with their applicable investment guidelines, make any material investment either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other individual, corporation, limited partnership or other entity, other than an investment in a wholly-owned subsidiary of the Company;

          (e) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the stock or assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof;

          (f) acquire or agree to acquire voting or non-voting equity securities or similar ownership interests in any person (other than a subsidiary) in an amount (when combined with any voting or non-voting equity securities or similar interests already owned by the Company or its subsidiaries) exceeding 4.9% of any class of voting securities or interests or 24.9% of the total equity of any such person, other than securities or other similar ownership interests acquired in the ordinary course of the Company's or its subsidiaries' underwriting, dealing or market-making business consistent with past practice;

          (g) commence, undertake or engage in any new line of business;

          (h) enter into or terminate any material lease, contract or agreement, or make any change in any of its existing material leases, contracts or agreements;

          (i) (i) enter into, amend, modify or renew any employment, consulting, severance or similar agreements or arrangements with any director, officer, consultant, independent contractor, or employee of or with respect to the Company or any of its subsidiaries, or grant any salary, wage or bonus increase, except, (1) for normal individual increases in compensation to employees in the ordinary course of business consistent with past practice (subject, in the case of executive officers of the Company and others whose combined annual salary and bonus exceed $500,000, to prior consultation with Parent), (2) for other changes that are required by applicable law,
     (3) to satisfy contractual obligations existing as of the date of the Merger Agreement, (4) for employment arrangements for, or grants of awards to, newly hired employees in the ordinary course of business consistent with past or previously announced practice (subject, in the case of executive officers of the Company and others whose combined annual salary and target bonus would exceed $500,000, to prior consultation with Parent), or (5) for payment of bonuses by the Company to its employees in respect of its 1999 fiscal year; or (ii) enter into, establish, adopt or amend (except
     (1) as may be required by applicable law, (2) to satisfy contractual obligations existing as of the date of the Merger Agreement or (3) as otherwise provided by the Merger Agreement) any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto in respect of any director, officer, consultant, independent contractor, or employee of or with respect to the Company or any of its subsidiaries, or, except as otherwise provided in the Merger Agreement, take any action to accelerate the vesting, exercisability, payment or funding of the Company Options, restricted stock or other compensation or benefits;

          (j) pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), except for the payment, discharge or satisfaction of current liabilities or obligations, in accordance with their terms, in the ordinary course of business consistent with past practice, or waive, release, grant, or transfer any rights of material value or modify or change any existing license, lease, contract or other document in any manner that would be material to the Company and its subsidiaries;

          (k) settle or compromise any litigation (whether or not commenced prior to the date of the Merger Agreement), other than settlements or compromises of litigation where the amount paid does not exceed $250,000 for any single litigation matter or related group of litigation matters (provided such settlement or compromise agreements do not involve any non-monetary obligations on the part of the Company or any of its subsidiaries other than, in the case of litigation not involving any governmental entity or other regulatory agency, immaterial non-monetary obligations);

          (l) change any accounting principle used by it, except for such changes as may be required to be implemented following the date of the Merger Agreement pursuant to generally accepted accounting principles or rules and regulations of the Commission promulgated following the date of the Merger Agreement as concurred with by the Company's independent auditors;

          (m) change any tax election, change any annual tax accounting period, change any method of tax accounting in any material respect, file any material amended tax return, enter into any closing agreement relating to any material tax, settle any material tax claim or assessment, surrender any right to claim a material tax refund or consent to any extension or waiver of the limitations period applicable to any material tax claim or assessment;

          (n) adopt or implement any amendment to its charter or bylaws or other comparable organizational documents, or enter into any plan of consolidation, merger or reorganization with any person other than a wholly-owned subsidiary of the Company;

          (o) materially restructure or materially change its investment securities portfolio, its hedging strategy or its gap position, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported or materially alter the credit or risk concentrations associated with its underwriting, market-making and other investment banking businesses;

          (p) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, restructuring, recapitalization or reorganization;

          (q) take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in the Merger Agreement being or becoming untrue in any material respect, or in any of the conditions to the Merger set forth in "Conditions" below or the Offer Conditions not being satisfied or in a violation of any provision of the Merger Agreement, except, in each case, as may be required by applicable law; or

          (r) agree to, or make any commitment to, take, or authorize, any of the foregoing actions.

     Access to Information. The Merger Agreement provides that upon reasonable notice and subject to applicable laws relating to the exchange of information, the Company will, and will cause its subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives of Parent, complete access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records and, during such period, the Company will, and will cause its subsidiaries to, make available to Parent and such other parties (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws or other federal or state laws and the rules of self-regulatory organizations relating to broker-dealers (other than reports or documents which the Company is not permitted to disclose under applicable law) and (ii) all other information concerning its business, properties and personnel as Parent may reasonably request, in all cases so that Parent may have full opportunity to make such investigations as it desires of the affairs and assets of the Company. Neither the Company nor any of its subsidiaries will be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of its customers, jeopardize the attorney-client privilege of the institution in possession or control of such information or contravene any law, rule, regulation, order, judgment, decree, or binding agreement entered into prior to the date of the Merger Agreement. The parties to the Merger Agreement have agreed to make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

     The Merger Agreement provides that Parent will hold all information furnished by or on behalf of the Company or any of the Company's subsidiaries or representatives pursuant to the Merger Agreement in confidence to the extent required by, and in accordance with, the provisions of the confidentiality agreement, dated February 8, 1999 (the "Confidentiality Agreement"), between Parent and the Company.

     No investigation by Parent or its representatives will affect the representations and warranties of Company set forth in the Merger Agreement.

     Reasonable Best Efforts; Consents and Approvals. The Merger Agreement provides that each of the Company, Parent and Purchaser will, and will cause their respective subsidiaries to, use its reasonable best efforts to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements which may be imposed on it or any of its subsidiaries with respect to the Offer and the Merger and, subject to the conditions set forth in "Conditions" below, to consummate the transactions contemplated by the Merger Agreement which actions will include, without limitation, furnishing all information in connection with approvals of or filings with any governmental entity, including, without limitation, (i) using its reasonable best efforts to as promptly as practicable prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all governmental entities and any other third parties which are necessary or advisable to consummate the transactions contemplated by the Merger Agreement or to prevent the termination of the Company's and its subsidiaries' contracts as a result thereof, (ii) complying fully with the terms and conditions of all such permits, consents, approvals and authorizations of all such governmental entities, (iii) lifting or rescinding any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated by the Merger Agreement, and (iv) defending any litigation seeking to enjoin, prevent or delay the consummation of the transactions contemplated thereby or seeking material damages. Parent and the Company have the right to review in advance, and, to the extent practicable, each will consult with the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to the Company or Parent, as the case may be, and any of their respective subsidiaries, which appear in any filing made with, or written materials submitted to, any governmental entity or any other third party in connection with the transactions contemplated by the Merger Agreement. In exercising the foregoing right, each of the parties to the Merger Agreement will act reasonably and as promptly as practicable. The Company, Parent and Purchaser have agreed that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all governmental entities and other third parties necessary or advisable to consummate the transactions contemplated by the Merger Agreement and each of the parties has agreed to keep the other apprised of the status of matters relating to completion of the transactions contemplated thereby.

     Employee Matters. The Merger Agreement provides that from and after the Effective Time but prior to January 1, 2000, employees of the Company and its subsidiaries who continue their employment with the Surviving Corporation, Parent or any of their respective subsidiaries ("Continued Employees") will be provided employee benefits which are substantially identical to those currently provided to such employees under the Company's employee welfare benefit plans, and which are comparable to those provided under the Company's defined contribution pension plan. After December 31, 1999, such employees will be provided employee benefits which are comparable to those provided by Parent and its subsidiaries to their similarly-situated employees; provided, however, that it is understood that after the Effective Time nothing will interfere with the Surviving Corporation's right to take any action or refrain from taking any action which the Company or any of its subsidiaries could take or refrain from taking prior to the Effective Time.

     The Merger Agreement further provides that for the purpose of determining eligibility to participate in any plans that Parent and its subsidiaries make available to Continued Employees, and determining the vesting of benefits thereunder (but not for the accrual of benefits under such plans), Parent and its subsidiaries will give effect to years of service with the Company or its subsidiaries, as the case may be, as if such service had been with Parent or its subsidiaries. From and after the Effective Time, Parent and its subsidiaries will, or will cause the Surviving Corporation to, (i) cause any pre-existing conditions or limitations and eligibility waiting periods under any group health plans of Parent or its subsidiaries to be waived with respect to Continued Employees and their eligible dependents and (ii) give each Continued Employee credit for the plan year in which the Effective Time occurs towards applicable deductibles and annual out-of-pocket limits for expenses incurred prior to the Effective Time.

     Pursuant to the Merger Agreement, the Company and Parent have agreed on the aggregate amount of bonuses to be paid by the Company to its employees in respect of the Company's fiscal year ended September 30, 1999. In addition, Parent has agreed to pay bonuses to certain employees of the Company in respect of the period commencing October 1, 1999 and ending December 31, 1999 and for the calendar year 2000 at least equal to certain aggregate amounts. Parent and the Company have also agreed to establish a retention pool, consisting of Parent Common Stock, to be allocated among certain key employees of the

Company to retain the services of those employees through and after the closing of the Merger. The shares of Parent Common Stock in the pool will be valued at $200 million in the aggregate and will vest in four equal installments on each of the first four anniversaries of the consummation of the Merger, subject to immediate vesting in full on the death or disability of a participant or termination of a participant's employment without cause. The allocation of shares in the retention pool among the participants will be mutually determined by Parent and the Company. The unvested portion of a participant's retention pool shares is subject to forfeiture if the participant voluntarily terminates his or her employment or violates certain confidentiality, non-compete and non-solicitation obligations, or a participant's employment is terminated for cause.

     No Solicitation. The Merger Agreement provides that neither the Company nor any of its subsidiaries will (whether directly or indirectly through advisors, agents or other intermediaries), nor will the Company or any of its subsidiaries authorize or permit any of its or their officers, directors, agents, representatives or advisors to, (a) solicit, initiate, encourage (including by way of furnishing information) or take any action knowingly to facilitate the submission of any inquiries, proposals or offers (whether or not in writing) from any person other than Parent relating to, (i) any acquisition or purchase of 10% or more of the consolidated assets of the Company and its subsidiaries (including through the formation of a joint venture) or of 10% or more of any class of equity securities of the Company or any of its subsidiaries, (ii) any tender offer or exchange offer (including a self-tender offer) that if consummated would result in any person beneficially owning 10% or more of any class of equity securities of the Company or any of its subsidiaries, (iii) any merger, consolidation, business combination, reorganization, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its subsidiaries, or (iv) any other transaction the consummation of which would or would reasonably be expected to impede, interfere with, prevent or materially delay the Offer or the Merger (any of the foregoing, a "Transaction Proposal"), or agree to, approve or endorse any Transaction Proposal, or (b) enter into or participate in any discussions or negotiations regarding any of the foregoing, or otherwise cooperate in any way with, or knowingly assist or participate in, facilitate or encourage, any effort or attempt by any other person to do or seek any of the foregoing.

     The Merger Agreement further provides that, notwithstanding the preceding paragraph, if the Company is not otherwise in breach or violation of the relevant provisions of the Merger Agreement, the Company may, in response and with respect to a bona fide unsolicited written proposal from a third party submitted after the date of the Merger Agreement which constitutes a Superior Proposal (as defined below), engage in the activities specified in clause (b) of the preceding paragraph, including furnishing information to such third party, if (i) in the opinion of the Company's outside counsel, failure to take such action in response to such a proposal would constitute a breach by the Company Board of its fiduciary duties under applicable law and (ii) the Company has received from such third party an executed confidentiality agreement with terms not materially less favorable to the Company than those contained in the Confidentiality Agreement.

     Pursuant to the Merger Agreement, if the Company receives a Transaction Proposal, or a request for nonpublic information relating to the Company or any of its subsidiaries or for access to the properties, books or records of the Company or any of its subsidiaries by any person or entity who is considering making or has made a Transaction Proposal, it will immediately inform Parent orally and will as promptly as practicable (and in any event within one day) inform Parent in writing of the terms and conditions of such proposal and the identity of the person making it, forwarding a copy of any related written communications. The Company has agreed to keep Parent fully informed on as prompt a basis as is practicable of the status and details of any such Transaction Proposal or request and any related discussions or negotiations, including by forwarding copies of any related material written communications. The Merger Agreement provides that the Company immediately cease and cause its subsidiaries, and its and their officers, directors, agents, representatives and advisors, to cease any and all existing activities, discussions or negotiations with any parties conducted theretofore with respect to any of the foregoing. The Merger Agreement further provides that the Company will use its reasonable best efforts to cause any such parties in possession of confidential information about the Company or its subsidiaries that was furnished by or on behalf of Company or its subsidiaries in connection with any of the foregoing to return or destroy all such information in the possession of any such party or in the possession of any agent or advisor of any such party. The Company has agreed not to release any third party from, or waive any provisions of, any confidentiality or standstill agreement to which it or its subsidiaries is a party. The Company is required to ensure that its officers, directors and employees and those of its subsidiaries as well as any investment banker or other advisor or representative retained by such party are aware of and instructed to comply with the restrictions described in this section. However, the Merger Agreement does not prohibit the Company and the Company Board from taking and disclosing to the Company's stockholders a position with respect to a Transaction Proposal by a third party to the extent required under the Exchange Act, including Rules 14e-2 and 14d-9 thereunder, or from making such disclosure to the Company's stockholders which, in the opinion of the Company's outside counsel, is required under applicable law. For purposes of the foregoing provision as well as the definition of "Transaction Proposal" as used in the Merger Agreement, the term "subsidiaries" does not include any investment subsidiaries of the Company which are not, either individually or in the aggregate, material to the Company and its subsidiaries taken as a whole.

     A "Superior Proposal" means, for purposes of the Merger Agreement, any bona fide Transaction Proposal for at least a majority of the outstanding fully-diluted Shares on terms the Company Board determines in its good faith judgment (taking into account the advice of a financial advisor of nationally recognized reputation, and taking into account all the terms and conditions of the Transaction Proposal, including any break-up fees, expense reimbursement provisions and conditions to consummation) are more favorable and provide greater value to the Company's stockholders than the Merger Agreement, the Offer and the Merger taken as a whole, and which (i) is not subject to any financing contingency or other material contingency (except such other material contingency as the Company Board determines in its reasonable good faith judgment is likely to be satisfied), and (ii) is, in the Company Board's reasonable good faith judgment (taking into account all relevant legal, financial, regulatory and other considerations), reasonably capable of being consummated on the terms proposed.

     Publicity. The Merger Agreement provides that the Company, on the one hand, and Parent and Purchaser, on the other hand, will consult with each other before holding any press conferences, analyst calls or other meetings or discussions and before issuing any press releases or other public announcements or statements regarding the transactions contemplated by the Merger Agreement, the Option Agreement and the Tender Agreement, will provide each other the opportunity to review and comment upon any press release or other public announcement or statement with respect to the transactions contemplated by the Merger Agreement, the Option Agreement and the Tender Agreement, including the Offer and the Merger, and will not issue any such press release or other public announcement or statement prior to such consultation, except as may be required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange. In addition, the Company is required to, and to cause its subsidiaries to, (i) consult with Parent regarding communications with customers, stockholders and employees relating to the transactions contemplated by the Merger Agreement, (ii) provide Parent with stockholder lists of the Company and (iii) and allow and facilitate Parent contact with stockholders of the Company.

     Directors' and Officers' Insurance and Indemnification. The Merger Agreement provides that the certificate of incorporation and bylaws of the Surviving Corporation will contain, to the extent permitted by law, the provisions with respect to indemnification set forth in the certificate of incorporation and bylaws of the Company on the date of the Merger Agreement, which provisions may not be amended, repealed or otherwise modified for a period of six years after the Effective Time in any manner that would adversely affect the rights thereunder of the persons who at any time prior to the Effective Time were entitled to such indemnification under the certificate of incorporation or bylaws of the Company in respect of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated thereby), unless such modification is required by law; provided, that the certificate of incorporation and bylaws of the Surviving Corporation will not be required to contain such provisions if Parent otherwise provides the same level of indemnification for such individuals as contained in the certificate of incorporation and bylaws of the Surviving Corporation.

     The Merger Agreement further provides that Parent will, and will cause the Surviving Corporation to, indemnify, defend and hold harmless the present and former officers and directors of the Company or any of its subsidiaries in their capacities as such (each an "Indemnified Party") after the Effective Time against all losses, expenses, claims, damages or liabilities arising out of actions or omissions occurring on or prior to the Effective Time to the fullest extent now provided in their respective certificates of incorporation or bylaws, and as permitted by applicable law. Parent has also agreed to use its reasonable best efforts to cause the persons serving as officers and directors of the Company immediately prior to the Effective Time to be covered for a period of six years from the Effective Time by the directors' and officers' liability insurance policy maintained by the Company (provided that Parent may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are not less advantageous than such policy) with respect to acts or omissions occurring prior to the Effective Time which were committed by such officers and directors in their capacity as such; provided, however, that in no event will Parent be required to expend more than 200% of the current amount expended by the Company (the "Insurance Amount") to maintain or procure such insurance coverage and further provided, that if Parent is unable to maintain or obtain the insurance described in this paragraph, Parent will use its reasonable best efforts to obtain as much comparable insurance as available for the Insurance Amount. In the event Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, the Merger Agreement requires that in each such case, to the extent necessary, proper provision will be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, assume the obligations described in this paragraph.

     The Merger Agreement provides that the provisions described above are intended to benefit and will be enforceable by the Indemnified Parties and their respective heirs and representatives.

     Company Stockholders Meeting; Preparation of Proxy Statement. The Merger Agreement provides that if the approval of the Company's stockholders is required under the DGCL to consummate the Merger, (i) the Company will cause a meeting of its stockholders (the "Company Stockholders Meeting") to be duly called and held as soon as practicable after the date on which Shares are purchased by Purchaser pursuant to the Offer for the purpose of voting on the adoption of the Merger Agreement, and (ii) Parent and the Company will prepare and file with the Commission a proxy statement in definitive form relating to the Company Stockholders Meeting (the "Proxy Statement"). Each of Parent and the Company have agreed to use all reasonable efforts to resolve any comments of the Commission as promptly as practicable after such filing, and the Company will thereafter mail or deliver the Proxy Statement to its stockholders as promptly as practicable. The Company Board will (i) include in the Proxy Statement the Company Board Recommendation and (ii) use its reasonable best efforts to obtain the necessary vote in favor of the adoption of the Merger Agreement by its stockholders.

     Pursuant to the Merger Agreement, Parent has agreed that it will vote, or cause to be voted, at the Company Stockholders Meeting, all Shares then owned by it or Purchaser in favor of the adoption of the Merger Agreement.

     Notwithstanding the above described provisions of the Merger Agreement, the Merger Agreement provides that in the event that Parent, Purchaser or any other subsidiary of Parent acquires at least 90% of the outstanding shares of each class of capital stock of the Company, the parties thereto will take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after such acquisition, without a meeting of stockholders of the Company, in accordance with Section 253 of the DGCL.

     Conditions. The Merger Agreement provides that the obligations of the Company, on the one hand, and Parent and Purchaser, on the other hand, to consummate the Merger are subject to the satisfaction (or, if permissible, waiver by the party for whose benefit such conditions exist) of the following conditions: (1) Purchaser has purchased the Shares pursuant to the Offer; (2) if required under the DGCL, the Company Stockholder Approval has been obtained; and
(3) no order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger is in effect and no statute, rule, regulation, order, injunction or decree has been enacted, entered, promulgated or enforced by any governmental entity which prohibits, materially restricts or makes illegal consummation of the Merger.

     Termination. The Merger Agreement provides that it may be terminated at any time prior to the Effective Time, whether before or after approval by the Company's stockholders of the matters presented in connection with the Merger:

          (a) by the mutual consent of Parent and the Company;

          (b) by either Parent or the Company Board if any governmental entity of competent jurisdiction which must grant a Requisite Regulatory Approval has denied approval of the Offer or the Merger and such denial has become final and nonappealable or any governmental entity of competent jurisdiction issues an order, decree or ruling or takes any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the Merger Agreement, and such order, decree, ruling or other action becomes final and nonappealable; provided, however, that the right to terminate the Merger Agreement as described in this clause (b) is not available to any party whose failure to comply with the section "Reasonable Best Efforts; Consents and Approvals" above or any other provision of the Merger Agreement has been the cause of such action;

          (c) (i) by the Board of Directors of the Company, if, prior to the purchase of any Shares by Purchaser pursuant to the Offer, Parent breaches any of its representations, covenants or agreements contained in the Merger Agreement (A) such that any of the Offer Conditions would not be satisfied, and (B) such breach either cannot be cured or is not cured prior to the earlier of (x) 10 days after the Company has furnished Parent with written notice of such breach and (y) two business days prior to the date on which the Offer is then scheduled to expire; or (ii) by Parent, if, prior to the purchase of any Shares by Purchaser pursuant to the Offer, the Company breaches any of its representations, covenants or agreements contained in the Merger Agreement (A) such that any of the Offer Conditions would not be satisfied, and (B) such breach either cannot be cured or is not cured prior to the earlier of (x) 10 days after Parent has furnished the Company with written notice of such breach and (y) two business days prior to the date on which the Offer is then scheduled to expire;

          (d) by Parent, if, prior to the purchase of any Shares by Purchaser pursuant to the Offer, the Company or the Company Board has (i) withdrawn, modified, amended or materially qualified in any respect adverse to Parent the Company Board Recommendation, (ii) failed to mail the Schedule 14D-9 as required under the Merger Agreement to its stockholders, or failed to include in the Schedule 14D-9 the Company Board Recommendation, (iii) resolved to do any of the foregoing or (iv) in response to the commencement of any tender offer or exchange offer for 10% or more of the outstanding Shares, or the public announcement or disclosure of any other Transaction Proposal, or the commencement of negotiations or discussions with any third party regarding a Transaction Proposal in accordance with the section "No Solicitation", failed to, fully and unconditionally, publicly recommend rejection of such tender or exchange offer or reject such other Transaction Proposal (and publicly announce such rejection, in the case of Transaction Proposals which have been publicly disclosed or become publicly known) within ten business days of such commencement, announcement or disclosure; or

          (e) by either Parent or the Board of Directors of the Company if (i) the Offer expires or terminates in accordance with the terms of the Merger Agreement without the purchase of any Shares thereunder or (ii) Purchaser has not purchased Shares under the Offer prior to March 31, 2000; provided, however, that the right to terminate the Merger Agreement as described in this clause (e) will not be available to any party to the extent that such party's failure to comply with the terms described under "Reasonable Best Efforts; Consents and Approvals" above or any other provision of the Merger Agreement has resulted in the failure of any of the Offer Conditions.

     Effect of Termination. The Merger Agreement provides that in the event of the termination of the Merger Agreement as described above, written notice thereof will forthwith be given to the other party or parties specifying the provision thereof pursuant to which such termination is made, and the Merger Agreement will forthwith become null and void, and there will be no liability on the part of Parent, Purchaser, the Company or any of their respective subsidiaries or any of the officers or directors of any of them except that (i) among others, the second paragraph under the section "Access to Information" above and the provisions described in this paragraph will survive any termination of the Merger Agreement,

(ii) notwithstanding anything to the contrary contained in the Merger Agreement, neither Parent nor the Company will be relieved or released from any liabilities or damages arising out of its willful breach of any provision of the Merger Agreement, and (iii) the Company will pay to Parent the Termination Fee (as defined below), if applicable, in accordance with the provisions described below.

     The Merger Agreement provides that the Company will pay Parent a termination fee if the Merger Agreement is terminated solely as follows:

          (a) In the event that the Merger Agreement is terminated by Parent as described under clause (d) under "Termination", above, the Company will pay to Parent an amount equal to $57.5 million (the "Termination Fee").

          (b) If:

             (1) a Transaction Proposal is commenced, publicly disclosed, publicly proposed or otherwise communicated or made known in writing to the Company at any time on or after the date of the Merger Agreement and prior to the termination thereof, and the Merger Agreement is terminated
        (x) as described under clause (c)(ii) under "Termination", if the breach which gave rise to such termination was intentional, or (y) as described under clause (e) under "Termination", if the Minimum Condition was not met at the time of such termination, then, in the case of the foregoing clause (x) only, the Company will upon such termination pay to Parent an amount equal to 33.3% of the Termination Fee; and

             (2) within 18 months of the date of such termination, the Company enters into a definitive agreement with respect to, or consummates, any Transaction Proposal, then the Company will pay to Parent an amount equal to (x) the remaining 66.7% of the Termination Fee, in the circumstances described in clause (x) of the preceding paragraph (b)(1), or (y) the entire Termination Fee, in the circumstances described in clause (y) of the preceding paragraph (b)(1), in each case concurrently with the earlier of the execution of such definitive agreement or the consummation of such Transaction Proposal.

     Expenses. The Merger Agreement provides that, except as expressly otherwise provided in the Merger Agreement, all costs and expenses incurred in connection with the Merger Agreement and the consummation of the transactions contemplated thereby will be paid by the party incurring such expenses.

     Amendment and Modification. The Merger Agreement provides that, subject to compliance with applicable law, such agreement may be amended in writing by the parties thereto, by action taken or authorized by their respective boards of directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of the Company; provided, however, that after any approval of the transactions contemplated by the Merger Agreement by the stockholders of the Company, there may not be, without further approval of such stockholders, any amendment of the Merger Agreement which changes the amount or the form of the consideration to be delivered to the holders of Shares thereunder other than as contemplated by the Merger Agreement.

     Extension; Waiver. The Merger Agreement provides that at any time prior to the Effective Time, the parties thereto, by action taken or authorized by their respective boards of directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties thereto, (ii) waive any inaccuracies in the representations and warranties contained therein or in any document delivered pursuant thereto and
(iii) waive compliance with any of the agreements or conditions contained therein; provided, however, that after any approval of the transactions contemplated by the Merger Agreement by the stockholders of the Company, there may not be, without further approval of such stockholders, any extension or waiver of the Merger Agreement or any portion thereof which reduces the amount or changes the form of the consideration to be delivered to the holders of Shares thereunder other than as contemplated by the Merger Agreement. Any agreement on the part of a party to the Merger Agreement to any such extension or waiver will be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition will not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

TENDER AGREEMENT

     Concurrently with the execution and delivery of the Merger Agreement, Parent entered into the Tender Agreement with certain of the directors and executive officers of the Company (each, a "Management Stockholder" and, together, the "Management Stockholders") who together beneficially own 3,417,474 issued and outstanding Shares, representing approximately 13.9% of the issued and outstanding Shares as of the date hereof (the "Existing Shares" and, together with any other Shares of capital stock or other voting securities of the Company or any of its subsidiaries beneficially owned by them and any such shares of capital stock or other voting securities acquired, directly or indirectly, after the date of the Tender Agreement and prior to the termination thereof, whether upon the exercise of options, conversion of convertible securities or otherwise, the "Subject Shares"). Pursuant to the Tender Agreement, each of the Management Stockholders agreed, among other things, to validly tender his or her Subject Shares (other than Restricted Shares and Shares which are the subject of unexercised options) to Purchaser pursuant to the Offer within 15 business days of the commencement thereof, and not to withdraw or permit to be withdrawn any such Shares therefrom.

     Additionally, pursuant to the Tender Agreement, each of the Management Stockholders agreed that, during the term of the Tender Agreement, at any meeting of the stockholders of the Company, however called, or in any written consent of the stockholders of the Company, such Management Stockholder will appear at each such meeting, in person or by proxy, or otherwise cause the Subject Shares to be counted as present thereat for purposes of establishing a quorum, and each such Management Stockholder will vote (or cause to be voted) or act by written consent with respect to all of its Subject Shares that are beneficially owned by each such Management Stockholder or its affiliates or as to which such Management Stockholder has, directly or indirectly, the right to vote or direct the voting, (a) in favor of adoption and approval of the Merger Agreement and the Merger and the approval of the terms thereof and each of the other actions contemplated by the Merger Agreement, the Option Agreement and the Tender Agreement, and any other action requested by Parent in furtherance thereof, (b) against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement or the Option Agreement or of any Management Stockholder contained in the Tender Agreement, (c) against any Transaction Proposal made by any person other than Parent or any of its subsidiaries and (d) against any other action, agreement or transaction (other than the Merger Agreement and the transactions contemplated thereby) that is intended, or could reasonably be expected, to impede, interfere or be inconsistent with, delay, postpone, discourage or materially adversely affect the Offer or the Merger or the performance by each of the Management Stockholders of its obligations under the Tender Agreement, including, but not limited to: (i) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or its subsidiaries (other than the Offer and the Merger); (ii) a sale, lease or transfer of a material amount of assets of the Company or any of its subsidiaries or a reorganization, recapitalization or liquidation of the Company or any of its subsidiaries; (iii) a material change in the policies or management of the Company; (iv) an election of new members to the board of directors of the Company, except where the vote is cast in favor of the nominees of a majority of the existing directors; (v) any material change in the present capitalization or dividend policy of the Company or any amendment or other change to the Company's certificate of incorporation; or (vi) any other material change in the Company's corporate structure or business.

     Pursuant to the Tender Agreement, each Management Stockholder also agreed that it will not enter into any voting or other agreement or understanding with any person or entity or grant a proxy or power of attorney with respect to the Subject Shares prior to the termination of the Tender Agreement (other than as provided in the Tender Agreement) or vote or give instructions in any manner inconsistent with clauses (a), (b) or (c) of the preceding paragraph. Each Management Stockholder has also agreed, during the term of the Tender Agreement, not to, and not to permit any of its affiliates to, vote or execute any written consent in lieu of a stockholders meeting or vote, if such consent or vote by the stockholders of the Company would be inconsistent with or frustrate the purposes of the other covenants of such Management Stockholder as described in this paragraph and the preceding paragraph.

     The Tender Agreement provides that each Management Stockholder, during the term of the Tender Agreement, will not (i) sell, transfer, pledge, encumber, grant, assign or otherwise dispose of, enforce any redemption agreement with the Company or enter into any contract, option or other arrangement or understanding with respect to or consent to the offer for sale, sale, transfer, pledge, encumbrance, grant, assignment or other disposition of, record or beneficial ownership of any of the Subject Shares or any interest in any of the foregoing, except to Parent, (ii) grant any proxies or powers of attorney, deposit any Subject Shares into a voting trust or enter into a voting agreement with respect to any Subject Shares, or any interest in any of the Subject Shares, except to Parent or (iii) take any action that would make any representation or warranty of such Management Stockholder contained therein untrue or incorrect or have the effect of preventing or disabling such Management Stockholder from performing such Management Stockholder's obligations under the Tender Agreement, or that would otherwise hinder or delay Parent from acquiring a majority of the outstanding Shares, determined on a fully diluted basis.

     The Tender Agreement also provides that each Management Stockholder, except with respect to Parent and its affiliates, during the term of the Tender Agreement, will not, and will not permit any of its affiliates or any director, officer, employee consultant, agent, advisor or representative of such Management Stockholder or any of its affiliates (collectively, the "Representatives") to initiate, solicit or encourage, directly or indirectly, any inquiries or the making of any proposal with respect to any matter described in the preceding paragraph or any Transaction Proposal with respect to the Company or any of its subsidiaries, participate in any negotiations concerning, or provide to any other person any information or data relating to the Company or any of its subsidiaries for the purpose of, or have any discussions with any person relating to, or cooperate with or assist or participate in, or facilitate, any inquiries or the making of any proposal which constitutes, or would reasonably be expected to lead to, any effort or attempt by any other person to seek to effect any matter described in the preceding paragraph or any Transaction Proposal with respect to the Company or any of its subsidiaries, or agree to or endorse any or release any third party from any obligation under any existing standstill agreement or arrangement relating to any such Transaction Proposal, or otherwise facilitate any effort or attempt to make or implement such a Transaction Proposal.

     Pursuant to the Tender Agreement, each Management Stockholder agreed, during the term of the Tender Agreement, to notify Parent promptly of (i) the number of any additional Shares and the number and type of any other Shares acquired by such Management Stockholder, if any, and (ii) any such inquiries or proposals that are received by, any such information that is requested from, or any such negotiations or discussions that are sought to be initiated or continued with, such Management Stockholder with respect to any matter described in the preceding two paragraphs.

OPTION AGREEMENT

     Concurrently with the execution and delivery of the Merger Agreement, Parent and the Company entered into the Option Agreement pursuant to which the Company granted Parent the Option to purchase up to 4,894,439 Option Shares, not to exceed 19.9% of the issued and outstanding Shares, at a price per share equal to $50 (as adjusted, the "Purchase Price"), exercisable upon the occurrence of both an Initial Triggering Event (as defined below) and a Subsequent Triggering Event (as defined below). Notwithstanding the foregoing, the Option will terminate and be of no further force or effect upon the earliest to occur of (A) the Effective Time, (B) termination of the Merger Agreement in accordance with the terms thereof prior to the occurrence of an Initial Triggering Event and (C) 18 months after termination of the Merger Agreement following or in connection with the occurrence of an Initial Triggering Event; and, provided, further, that any purchase of Shares upon exercise of the Option will be subject to compliance with applicable law; and, provided, further, that the holder thereof has sent the written notice of such exercise within 90 days following such Subsequent Triggering Event. Notwithstanding the termination of the Option, Parent or another holder, as the case may be, will be entitled to purchase those Option Shares with respect to which it has exercised the Option in accordance with the Option Agreement prior to the termination of the Option.

     As used in the Option Agreement, an "Initial Triggering Event" means any of the following events:

          (a) without Parent's prior written consent, the Company authorizes, recommends, publicly proposes or publicly discloses an intention to authorize, recommend or propose, or enters into one or more agreements with any person (other than Parent or any subsidiary of Parent) to effect, or effected, in a single transaction or a series of related transactions, any Transaction Proposal;

          (b) any person (other than Parent or any subsidiary of Parent) acquires beneficial ownership (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) of or the right to acquire beneficial ownership of, or any group (as such term is defined in Section 13(d)(3) of the Exchange Act), other than a group of which Parent or any subsidiary of Parent is a member, forms which beneficially owns or has the right to acquire beneficial ownership of, Shares or other securities representing 10% or more of the voting power of the Company or any of its Significant Subsidiaries (as defined in Rule 1-02 of Regulation S-X of the SEC);

          (c) any person (other than Parent or any subsidiary of Parent) commences (as such term is defined in Rule 14d-2 under the Exchange Act), or files a registration statement under the Securities Act with respect to, a tender offer or exchange offer to purchase any Shares or other securities such that, upon consummation of such offer, such person would own or control Shares or other securities representing 10% or more of the voting power of the Company or any of its Significant Subsidiaries;

          (d) the Company or the Company Board withdraws, modifies, amends or materially qualifies in any respect adverse to Parent the Company Board Recommendation, fails to mail the Schedule 14D-9 to its stockholders as required by the Merger Agreement, or fails to include in such Schedule 14D-9 the Company Board Recommendation or resolves to take any of the foregoing actions; or

          (e) the Merger Agreement has been terminated in accordance with its terms and at the time of such termination the Termination Fee or any portion thereof is or upon the occurrence of certain events specified therein would become payable pursuant to the Merger Agreement.

     As used in the Option Agreement, a "Subsequent Triggering Event" means any of the following events:

          (a) the Initial Triggering Event described in paragraph (b) of the definition of Initial Triggering Event has occurred, except that the percentage referred to in such paragraph is 20% for the purposes of this paragraph (a); or

          (b) the Initial Triggering Event described in paragraph (a) of the definition of Initial Triggering Event has occurred, except that the percentages referred to in the definition of Transaction Proposal are 20% for the purposes of this paragraph (b).

     The Option Agreement provides that in the event that, prior to the termination of the Option, the Company enters into an agreement (other than the Merger Agreement) (i) to consolidate with or merge into any person, other than Parent or one of its subsidiaries, and is not the continuing or surviving corporation of such consolidation or merger, (ii) to permit any person, other than Parent or one of its subsidiaries, to merge into the Company and the Company is the continuing or surviving corporation, but, in connection with such merger, the then outstanding Shares are changed into or exchanged for another class or series of stock or other securities of the Company or any other person or cash or any other property or the outstanding Shares immediately prior to such merger will, after such merger, represent less than 50% of the outstanding shares and share equivalents having general voting power of the merged company, or (iii) to sell or otherwise transfer all or substantially all of its assets or a substantial part of the assets of its subsidiaries taken as a whole, in one transaction or a series of related transactions, to any person, other than Parent or one of its subsidiaries ((i), (ii) and (iii), each a "Substitution Event"), the Option will be converted into, or exchanged for, an option of either the acquiring entity or its parent, upon the terms described in the Option Agreement (the "Substitute Option").

     The Option Agreement further provides that at the request of the holder at any time (i) commencing upon the first occurrence of a Repurchase Event (as defined below) and prior to the termination of the Option, the Company (or any successor) will repurchase from the holder (x) the Option and (y) all Shares purchased by the holder pursuant thereto with respect to which such holder then has beneficial ownership. The Option repurchase will be for an aggregate price equal to the sum of:

          (a) the aggregate Purchase Price paid by such holder for any Shares acquired pursuant to the Option with respect to which such holder then has beneficial ownership;

          (b) the excess, if any, of (x) the Applicable Price (as defined below) for each Share over (y) the Purchase Price (subject to adjustment), multiplied by the number of Shares with respect to which the Option has not been exercised; and

          (c) the excess, if any, of the Applicable Price over the Purchase Price (subject to adjustment) paid (or, in the case of Option Shares with respect to which the Option has been exercised but the closing date has not occurred, payable) by such holder for each Share with respect to which the Option has been exercised and with respect to which such holder then has beneficial ownership, multiplied by the number of such Shares.

     As used in the Option Agreement:

          (a) "Applicable Price" means the highest of (i) the highest price per Share paid for any such Share by any person (other than Parent or any subsidiary of Parent) that has acquired beneficial ownership of (as such term is defined in Rule 13d-3 promulgated under the Exchange Act), or the right to acquire beneficial ownership of, or any group has been formed which beneficially owns or has the right to acquire beneficial ownership of, 15% or more of the then outstanding Shares, (ii) the price per Share received by holders thereof in connection with any merger or other business combination which is a Substitution Event, and (iii) the highest closing sales price per Share during the 60 business days preceding the request date for repurchase; provided, however, that in the event of a sale of less than all of the Company's assets, the Applicable Price is the sum of the price paid in such sale for such assets and the current market value of the remaining assets of the Company as determined by a nationally-recognized investment banking firm selected by the holder, divided by the number of Shares outstanding at the time of such sale. If any consideration to be offered, paid or received pursuant to either of the foregoing clauses (i) or (ii) is other than in cash, the value of such consideration will be determined in good faith by an independent nationally recognized investment banking firm selected by the holder, which determination is conclusive for all purposes of the Option Agreement; and

          (b) a "Repurchase Event" occurs if (A) (i) any person (other than Parent or any subsidiary of Parent) has acquired beneficial ownership of (as such term is defined in Rule 13d-3 promulgated under the Exchange Act), or the right to acquire beneficial ownership of, or any group has been formed which beneficially owns or has the right to acquire beneficial ownership of, 50% or more of the then outstanding Shares or (ii) any transaction that is a Substitution Event has been consummated and (B) a Subsequent Triggering Event has occurred prior to the termination of the Option.

     The Option Agreement provides that in no event will Parent's Total Profit (as defined below) exceed $57.5 million (the "Maximum Profit"), and, if it otherwise would exceed such amount, Parent, at its sole discretion, will either
(i) reduce the number of shares subject to the Option (and any Substitute Option), (ii) deliver to Company, or the substitute issuer in the case of a Substitute Option, as the case may be, for cancellation shares of common stock of the Company or the substitute issuer, as the case may be (or other securities into which such Option Shares are converted or exchanged), (iii) pay cash to the Company, or the substitute issuer, as the case may be, or (iv) any combination of the foregoing, so that Parent's actually realized Total Profit will not exceed the Maximum Profit after taking into account the foregoing actions. Notwithstanding any other provision of the Option Agreement, the Option may not be exercised for a number of shares as would, as of the date of exercise, result in a Notional Total Profit (as defined below) of more than $57.5 million and, if exercise of the Option would otherwise result in the Notional Total Profit exceeding such amount, Parent, in its discretion, may take any of the actions specified in this paragraph; provided, that nothing in this sentence will restrict any subsequent exercise of the Option which at such time complies with this sentence.

     For purposes of the Option Agreement, "Total Profit" means: (i) the aggregate amount of (A) the excess of (x) the net cash amounts received by Parent pursuant to a sale of Option Shares (or securities into which such shares are converted or exchanged) to any unaffiliated third party or a repurchase of Option Shares by the Company pursuant to the Option Agreement, over (y) Parent's aggregate purchase price for such Option Shares (or other securities), plus (B) all amounts received by Parent on the transfer of the Option to an unaffiliated third party (whether upon repurchase by the Company pursuant to the Option Agreement or otherwise), plus (C) all equivalent amounts with respect to a Substitute Option, plus (D) all amounts received by Parent pursuant to the provisions of the Merger Agreement described under "Effect of Termination" above, minus (ii) all amounts of cash previously paid to the Company pursuant to this paragraph plus the value of the Option Shares (or other securities) previously delivered to the Company for cancellation pursuant to this paragraph. For purposes of the Option Agreement, "Notional Total Profit" with respect to any number of Shares as to which Parent may propose to exercise the Option will be the Total Profit, determined as of the date of such proposed exercise assuming that the Option was exercised on such date for such number of Shares, and assuming that such shares, together with all other Option Shares held by Parent and its affiliates as of such date, were sold for cash at the closing market price for the common stock of the Company as of the close of business on the preceding trading day (less customary brokerage commissions). For purposes of the second preceding paragraph and clause (ii) of the preceding paragraph, the value of any Option Shares delivered to the Company will be the closing market price of such Option Shares as of the close of business on the preceding trading day and the value of any substitute common stock delivered to the substitute issuer will be the closing market price of such substitute common stock as of the close of business on the preceding trading day.

     The Option Agreement also contains customary provisions for such agreements, including certain registration rights with respect to the Option Shares.

EMPLOYMENT AGREEMENT WITH THE CHIEF EXECUTIVE OFFICER

     In connection with the Merger Agreement, Parent (through CSI) entered into an Employment Agreement (the "Employment Agreement") with Daniel H. Case III. Pursuant to the Employment Agreement, Mr. Case has agreed to serve as Chairman and Chief Executive Officer of Chase Securities West and Head of Parent's Global Technology Group, for the period commencing on the Closing Date and ending December 31, 2002.

     The Employment Agreement contains restrictive covenants providing that Mr. Case will not, in any capacity, until the earlier of December 31, 2003 or one year following the end of his employment, directly or indirectly (or on his own behalf or on behalf of any other person or entity): (i) become involved in any business activity which is competitive with any aspect of the business of the Company as currently conducted (or as it may evolve following Parent's acquisition of the Company), (ii) solicit, assist in soliciting or offer employment to certain employees of Parent or its affiliates or (iii) solicit or assist in soliciting the business of certain clients of Parent or its affiliates.

     As compensation for Mr. Case's services pursuant to the Employment Agreement, he is entitled to: (i) an annual base salary of $300,000, (ii) an annual bonus of not less than $7,000,000 (prorated with respect to the last three months of 1999), (iii) restricted shares of Parent Common Stock valued at $14,000,000 (granted as of the Effective Date as part of the bonus retention pool described above and vesting in equal installments on each of the first four anniversaries thereof, provided that Mr. Case remains employed through the applicable vesting date and does not violate any of the foregoing restrictive covenants), (iv) options to purchase 283,305 shares of Parent Common Stock, with an exercise price of $74.125 per share (granted as of the Closing Date and with a three-year vesting period, provided Mr. Case remains employed through the applicable vesting date), (v) employee benefits comparable to those provided to similar executives, (vi) reimbursement of reasonable business expenses, and
(vii) a gross-up payment to negate the impact of any excise tax which might be imposed upon him. In the event of Mr. Case's death or disability, his restricted shares and stock options will fully vest. If Mr. Case is terminated without cause (as defined in the Employment Agreement), or if he resigns for good reason (as defined in the Employment Agreement), then his restricted shares and stock options would likewise become fully vested, and (subject to his continued compliance with the foregoing restrictive covenants) he would also be entitled to (i) continued payment of his base salary and annual bonus until December 31, 2002, (ii) certain outplacement and financial counseling services, and (iii) continued participation in employee welfare benefit plans.

     12.  PURPOSE OF THE OFFER; THE MERGER; PLANS FOR THE COMPANY.

     Purpose. The purpose of the Offer and the Merger is to acquire the entire equity interest in the Company and control of the Company. The Offer is being made pursuant to the Merger Agreement. As soon as practicable following consummation of the Offer and after satisfaction or waiver of all conditions to the Merger set forth in the Merger Agreement, Parent intends to acquire the remaining equity interest in the Company not acquired in the Offer by consummating the Merger.

     Vote Required to Approve the Merger. The Company Board has approved the Merger Agreement in accordance with the DGCL. If required for approval of the Merger, the Company has agreed, subject to the satisfaction of the conditions to the Merger set forth in the Merger Agreement, in accordance with and subject to the DGCL, to duly convene the Company Stockholders Meeting as promptly as practicable following the purchase of Shares pursuant to the Offer for the purpose of voting on the adoption of the Merger Agreement. If stockholder approval is required, the Merger Agreement must generally be approved by the vote or consent of the holders of a majority of the outstanding Shares. As a result, if the Minimum Condition is satisfied, Purchaser will have the power to approve the Merger Agreement without the affirmative vote of any other stockholder. The Offer is conditioned upon the Minimum Condition being satisfied.

     The Merger Agreement provides that, notwithstanding the foregoing, in the event Purchaser acquires at least 90% of the Shares in the Offer, Parent, Purchaser and the Company agree to take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after such acquisition, without a meeting of stockholders of the Company, in accordance with Section 253 of the DGCL.

     This Offer to Purchase does not constitute a solicitation of a proxy, consent or authorization for or with respect to the annual meeting or any special meeting of the Company's stockholders or any action in lieu thereof. Any such solicitation which Purchaser may make will be made only pursuant to separate proxy materials in compliance with the requirements of Section 14(a) of the Exchange Act.

     Appraisal Rights. Stockholders do not have appraisal rights as a result of the Offer. However, if the Merger is consummated, stockholders of the Company at the time of the Merger who do not vote or consent in favor of the Merger and comply with all statutory requirements will have the right under the DGCL to demand appraisal of, and receive payment in cash of the fair value of, their Shares outstanding immediately prior to the effective date of the Merger in accordance with Section 262 of the DGCL.

     Under the DGCL, stockholders who properly demand appraisal and otherwise comply with the applicable statutory procedures will be entitled to receive a judicial determination of the fair value of their Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) and to receive payment of such fair value in cash. Any such judicial determination of the fair value of such Shares could be based upon considerations other than or in addition to the price paid in the Offer and the Merger and the market value of the Shares. In Weinberger v. UOP, Inc., the Delaware Supreme Court stated, among other things, that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in an appraisal proceeding. Stockholders should recognize that the value so determined could be equal to or higher or lower than the price per Share paid pursuant to the Offer or the consideration per Share to be paid in the Merger.

     THE FOREGOING SUMMARY OF THE RIGHTS OF STOCKHOLDERS DOES NOT PURPORT TO BE A COMPLETE STATEMENT OF THE PROCEDURES TO BE FOLLOWED BY STOCKHOLDERS DESIRING TO EXERCISE ANY AVAILABLE APPRAISAL RIGHTS. THE PRESENTATION AND EXERCISE OF APPRAISAL RIGHTS REQUIRE STRICT ADHERENCE TO THE APPLICABLE PROVISIONS OF DELAWARE LAW.

     The foregoing description of certain provisions of the DGCL is not necessarily complete and is qualified in its entirety by reference to the DGCL.

     Rule 13e-3. The Commission has adopted Rule 13e-3 under the Exchange Act which is applicable to certain "going private" transactions and which may under certain circumstances be applicable to the Merger following the purchase of Shares pursuant to the Offer in which Purchaser seeks to acquire any remaining Shares. Rule 13e-3 should not be applicable to the Merger if the Merger is consummated within one year after the expiration or termination of the Offer and the price paid in the Merger is not less than the per Share price paid pursuant to the Offer. However, in the event that Purchaser is deemed to have acquired control of the Company pursuant to the Offer and the Merger is consummated more than one year after completion of the Offer or an alternative acquisition transaction is effected whereby stockholders of the Company receive consideration less or in a different form than that paid pursuant to the Offer, in either case at a time when the Shares are still registered under the Exchange Act, Purchaser may be required to comply with Rule 13e-3 under the Exchange Act. If applicable, Rule 13e-3 would require, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the Merger or such alternative transaction and the consideration offered to minority stockholders in the Merger or such alternative transaction, be filed with the Commission and disclosed to stockholders prior to consummation of the Merger or such alternative transaction. The purchase of a substantial number of Shares pursuant to the Offer may result in the Company being able to terminate its Exchange Act registration. See Section 14. If such registration were terminated, Rule 13e-3 would be inapplicable to any such future Merger or such alternative transaction.

     Plans for the Company. Parent will continue to evaluate and review the Company and its business, assets, corporate structure, capitalization, operations, properties, policies, management and personnel with a view towards determining how to optimally realize any potential benefits which arise from the combination of the operations of the Company with those of Parent. Such evaluation and review is ongoing and is not expected to be completed until after the consummation of the Offer and the Merger. If, as and to the extent that Purchaser acquires control of the Company, Parent and Purchaser will complete such evaluation and review of the Company and will determine what, if any, changes would be desirable in light of the circumstances which then exist. Such changes could include, among other things, changes in the Company's business, corporate structure, certificate of incorporation, bylaws, capitalization or management or involve consolidating and streamlining certain operations and reorganizing other businesses and operations.

     Except as described in this Offer to Purchase, neither Parent nor Purchaser has any present plans or proposals that would relate to or result in an extraordinary corporate transaction such as a merger, reorganization or liquidation involving the Company or any of its subsidiaries or a sale or other transfer of a material amount of assets of the Company or any of its subsidiaries, any material change in the capitalization or dividend policy of the Company or any other material change in the Company's corporate structure or business or the composition of its board of directors or management.

     13. DIVIDENDS AND DISTRIBUTIONS. If the Company should, on or after the date of the Merger Agreement (except as contemplated thereby), split, combine or otherwise change the Shares or its capitalization, or disclose that it has taken any such action, then without prejudice to Purchaser's rights under Section 15, Purchaser may make such adjustments to the purchase price and other terms of the Offer as it deems appropriate to reflect such split, combination or other change.

     If on or after the date of the Merger Agreement (except as contemplated thereby), the Company should declare or pay any cash or stock dividend or other distribution on, or issue any right with respect to, the Shares that is payable or distributable to stockholders of record on a date prior to the transfer to the name of Purchaser or the nominee or transferee of Purchaser on the Company's stock transfer records of such Shares that are purchased pursuant to the Offer, then, without prejudice to Purchaser's rights under Section 15, (i) the purchase price payable per Share by Purchaser pursuant to the Offer will be reduced to the extent any such dividend or distribution is payable in cash and is not paid to, or at the direction of, Purchaser and (ii) any non-cash dividend, distribution (including additional Shares) or right received and held by a tendering stockholder will be required to be promptly remitted and transferred by the tendering stockholder to the Depositary for the account of Purchaser, accompanied by appropriate documentation of transfer. Pending such remittance or appropriate assurance thereof, Purchaser will, subject to applicable law, be entitled to all rights and privileges as owner of any such non-cash dividend, distribution or right and may withhold the entire purchase price or deduct from the purchase price the amount or value thereof, as determined by Purchaser in its sole discretion.

     14. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES; STOCK EXCHANGE LISTING AND EXCHANGE ACT REGISTRATION. The purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and will reduce the number of holders of Shares. This could adversely affect the liquidity and market value of the remaining Shares held by the public. Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements of the NYSE or the Pacific Exchange for continued inclusion on such exchanges.

     If the Shares no longer meet the requirements of the NYSE or the Pacific Exchange for continued listing and the listing of the Shares is discontinued, the market for the Shares could be adversely affected.

     If the NYSE and the Pacific Exchange were to delist the Shares, it is possible that the Shares would continue to trade on another securities exchange or in the over-the-counter market and that price or other quotations would be reported by such exchange or through other sources. The extent of the public market therefor and the availability of such quotations would depend, however, upon such factors as the number of stockholders and/or the aggregate market value of the Shares remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration under the Exchange Act as described below and other factors. Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for or marketability of the Shares or whether it would cause future market prices to be higher or lower than the Offer price.

     The Shares are currently registered under the Exchange Act. The purchase of Shares pursuant to the Offer may result in the Shares becoming eligible for deregistration under the Exchange Act. Registration of the Shares may be terminated upon application of the Company to the Commission if the Shares are not listed on a national securities exchange and there are fewer than 300 record holders. The termination of the registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to holders of the Shares and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement in connection with stockholders' meetings and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions, no longer applicable to the Shares. Furthermore, "affiliates" of the Company and persons holding "restricted securities" of the Company may be deprived of the ability to dispose of the securities pursuant to Rule 144 under the Securities Act.

     The Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of such Shares. Depending upon factors similar to those described above regarding listing and market quotations, it is possible that, following the Offer, the Shares would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for loans made by brokers. If registration of Shares under the Exchange Act were terminated, the Shares would no longer be "margin securities".

     15. CERTAIN CONDITIONS OF THE OFFER. Notwithstanding any other provisions of the Offer, and in addition to the conditions that at the expiration of the Offer (i) the Minimum Condition has been satisfied, (ii) the Requisite Regulatory Approvals Condition has been satisfied and (iii) any other approvals or consents of third parties required to consummate the transactions contemplated by the Merger Agreement (including the Offer and the Merger), other than such third party approvals and consents the failure to obtain which would not reasonably be expected to result in a Material Adverse Effect (as defined below) on Parent, Company or the Surviving Corporation following the Offer or the Merger, have been obtained and remain in full force and effect, Purchaser is not required to accept for payment, or subject to applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act (relating to Purchaser's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), purchase or pay for any Shares tendered pursuant to the Offer, may postpone the acceptance for payment of Shares tendered, and subject to the terms and conditions of the Merger Agreement may terminate the Offer, if at any time on or after the date of the Merger Agreement and at or before the time of payment for any such Shares any of the following conditions occurs or exists or has occurred or existed:

          (a) (x) the representations and warranties of the Company set forth in the Merger Agreement were not true and correct in all respects as of the date of the Merger Agreement, or are not true and correct in all respects as of the expiration of the Offer as though made at and as of the expiration of the Offer (except to the extent that such representations and warranties speak as of another date which will be required to be true and correct as of such date, and except for such failures to be so true and correct as do not have and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company or Parent) or (y) the Company has breached in any material respect any of its covenants or obligations contained in the Merger Agreement;

          (b) there has been any action or proceeding taken or instituted and pending, or any statute, rule, regulation, judgment, order, injunction or decree promulgated, entered, enforced, enacted, issued or deemed applicable to the Offer or the Merger, or any other action taken, proposed or threatened, by any domestic or foreign federal or state governmental, regulatory or administrative agency or authority or court or legislative body or commission which has or could reasonably be expected to have the effect of (i) making the purchase of, or payment for, some or all of the Shares by Parent or Purchaser or their affiliates pursuant to the Offer or the Merger illegal, (ii) otherwise preventing consummation of the Offer or Merger, (iii) prohibiting the ownership or operation by Parent or any of its subsidiaries of all or any material portion of the business or assets of the Company and its subsidiaries, taken as a whole, or Parent and its Subsidiaries, taken as a whole, (iv) imposing material limitations on the ability of Parent, Purchaser or any of Parent's affiliates effectively to acquire or hold or to exercise full rights of ownership of the Shares of the Company, including, without limitation, the right to vote any such Shares acquired or owned by Parent or Purchaser or any of their affiliates on all matters properly presented to the stockholders of the Company, including, without limitation, the adoption of the Merger Agreement or the right to vote any shares of capital stock of any Company Subsidiary, or (v) requiring divestiture by Parent or Purchaser or any of their affiliates of any Shares of the Company; or

          (c) the Merger Agreement has been terminated by the Company, Parent or Purchaser in accordance with its terms.

     The term "Material Adverse Effect", as used in the Merger Agreement, means, with respect to Parent or the Company, as the case may be, a material adverse effect on the business, assets, liabilities, financial condition or results of operations of such party and its subsidiaries taken as a whole (other than any change, event, occurrence or effect relating to (x) the United States or global economy or securities markets in general, (y) the Merger Agreement or the transactions contemplated thereby or the announcement thereof, or (z) the financial services industry in general, and not specifically relating to Parent or the Company, as the case may be, or its subsidiaries) or on the ability of such party to perform its obligations under and to consummate the transactions contemplated by the Merger Agreement on a timely basis.

     The foregoing conditions (other than the Minimum Condition) are for the sole benefit of Purchaser and may be asserted by Purchaser regardless of the circumstances giving rise to such condition. The foregoing conditions (other than the Minimum Condition) may be waived by Purchaser in whole or in part at any time and from time to time in its sole discretion. The failure by Purchaser at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and other circumstances will not be deemed a waiver with respect to any other facts and circumstances, and each such right will be deemed an ongoing right that may be asserted at any time and from time to time.

     16. CERTAIN LEGAL MATTERS AND REGULATORY APPROVALS. Parent and the Company have agreed to use their reasonable best efforts to obtain the Requisite Regulatory Approvals, which include approval from the Federal Reserve Board and various other federal, state and foreign authorities and industry self-regulatory organizations. The Offer is conditioned on Parent having received all Requisite Regulatory Approvals. Parent and the Company believe that all Requisite Regulatory Approvals will be granted; however, there can be no assurance that such Requisite Regulatory Approvals will be obtained, and, if obtained, there can be no assurance as to the date such approvals will be received or the absence of any litigation challenging such approvals.

     General. Except as set forth below, neither Purchaser nor Parent is aware of any licenses or other regulatory permits that appear to be material to the business of the Company and its subsidiaries, taken as a whole, that might be adversely affected by Purchaser's acquisition of Shares (and the indirect acquisition of the stock of the Company's subsidiaries) as contemplated herein, or of any filings, approvals or other actions by or with any domestic (federal or state), foreign or supranational governmental authority or administrative or regulatory agency that would be required prior to the acquisition of Shares by Purchaser pursuant to the Offer as contemplated herein. Should any such approval or other action be required, it is Parent's present intention to seek such approval or action. There can be no assurance that any such approval or other action, if needed, would be obtained.

     Federal Reserve Board. The Offer and the Merger are subject to prior approval by the Federal Reserve Board under the BHCA. Parent, as an acquiring bank holding company, is required to file a notice with the Federal Reserve Board which describes the Offer and the Merger and the proposed activities of the Company, the effect of the proposal on competition among entities that engage in such activities, the identity of the parties involved in the transaction, including subsidiaries of the parties, a description of the public benefits which may be expected from the transaction, a description of the terms of the transaction, the sources of funds for the transaction and other financial and managerial information. The information included in the notice and other requests for information will allow the Federal Reserve Board, when considering approval of the Offer and the Merger, to take into consideration the financial and managerial resources and prospects of the companies involved in the proposed transaction and the benefits which may be expected from the transaction. The Federal Reserve Board will, among other things, evaluate the adequacy of the capital levels of the acquiring bank holding company both before and following the proposed transaction.

     The Federal Reserve Board may deny a request for approval of an acquisition by a bank holding company if it determines that the transaction would result in a monopoly or be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize a given business activity in any part of the United States, or if its effect in any section of the country would be substantially to lessen competition or to tend to create a monopoly, or if it would in any other manner result in a restraint of trade, unless the Federal Reserve Board finds that the anticompetitive effects of the transaction are clearly outweighed by the probable effects of the transaction in providing benefits to the public.

     Applicable federal law provides for the publication of notice and public comment on notice applications filed with the Federal Reserve Board. The Offer and the Merger may not be consummated until after Federal Reserve Board approval is obtained.

     Parent's right to exercise the Option under the Option Agreement is also subject to the prior approval of the Federal Reserve Board, to the extent that the exercise of the Option would result in Parent owning more than 5% of the outstanding Shares. In considering whether to approve Parent's right to exercise the Option, the Federal Reserve Board would generally apply the same statutory criteria it would apply to its consideration of approval of the Offer and the Merger.

     Other Requisite Approvals and Consents. Consummation of the Offer and the Merger are also subject to certain filings with, or consents of, the securities commissions in the various states and other jurisdictions in which the Company's subsidiaries conduct business; various industry self-regulatory organizations (including the NYSE and the National Association of Securities Dealers, Inc.); and certain other federal, state and foreign regulatory authorities.

     State Takeover Laws. A number of states have adopted takeover laws and regulations which purport to varying degrees to be applicable to attempts to acquire securities of corporations which are incorporated in such states or which have or whose business operations have substantial economic effects in such states, or which have substantial assets, security holders, principal executive offices or principal places of business therein. In 1982, the Supreme Court of the United States, in Edgar v. Mite Corp., invalidated on constitutional grounds the Illinois Business Takeovers Act, which as a matter of state securities law made takeovers of corporations meeting certain requirements more difficult, and the reasoning in such decision is likely to apply to certain other state takeover statutes. However, in 1987, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court of the United States held that the State of Indiana could, as a matter of corporate law and in particular those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without the prior approval of the remaining stockholders, provided that such laws were applicable only under certain conditions. Subsequently, in TLX Acquisition Corp. v. Telex Corp., a federal district court in Oklahoma ruled that the Oklahoma statutes were unconstitutional insofar as they applied to corporations incorporated outside Oklahoma in that they would subject such corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a federal district court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit. In December 1988, a federal district court in Florida held in Grand Metropolitan PLC v. Butterworth that the provisions of the Florida Affiliated Transactions Act and the Florida Control Share Acquisition Act were unconstitutional as applied to corporations incorporated outside of Florida.

     In the Merger Agreement, the Company represents that the Company Board has taken all actions necessary to render the provisions of Section 203 of the DGCL inapplicable to the Merger Agreement, the Offer, the Merger, the Option Agreement and the Tender Agreement. Except as described herein, Purchaser has not attempted to comply with any state takeover statutes in connection with the Offer. Purchaser reserves the right to challenge the validity or applicability of any state law allegedly applicable to the Offer and nothing in this Offer to Purchase nor any action taken in connection herewith is intended as a waiver of that right. In the event that any state takeover statute is found applicable to the Offer, Purchaser might be unable to accept for payment or purchase Shares tendered pursuant to the Offer or be delayed in continuing or consummating the Offer. In such case, Purchaser may not be obligated to accept for purchase or pay for, any Shares tendered. See Section 15.

     17. FEES AND EXPENSES. CSI is acting as Dealer Manager in connection with the Offer and financial advisor to Parent in connection with Parent's proposed acquisition of the Company, for which services CSI will receive customary compensation. Parent will also reimburse CSI for reasonable out-of-pocket expenses including reasonable attorney's fees and has also agreed to indemnify CSI against certain liabilities and expenses in connection with the Offer, including certain liabilities under the federal securities laws. CSI actively trades securities for its own account and for the account of its customers and, accordingly, may at any time hold a long or short position in the Shares.

     Purchaser has retained ChaseMellon Consulting Services, L.L.C. to act as the Information Agent and ChaseMellon Shareholder Services, L.L.C. to act as the Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telex, telegraph and personal interview and may request brokers, dealers and other nominee stockholders to forward the Offer materials to beneficial owners. The Information Agent and the Depositary will receive reasonable and customary compensation for services relating to the Offer and will be reimbursed for certain out-of-pocket expenses. Purchaser and Parent have also agreed to indemnify the Information Agent and the Depositary against certain liabilities and expenses in connection with the Offer, including certain liabilities under the federal securities laws.

     Purchaser will not pay any fees or commissions to any broker or dealer or any other person for soliciting tenders of Shares pursuant to the Offer (other than to the Dealer Manager, the Information Agent and the Depositary). Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by Purchaser for customary mailing and handling expenses incurred by them in forwarding offering materials to their customers.

     18. MISCELLANEOUS. The Offer is being made solely by this Offer to Purchase and the related Letter of Transmittal and is being made to all holders of Shares. Purchaser is not aware of any state where the making of the Offer is prohibited by administrative or judicial action pursuant to any valid state statute. If Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto, Purchaser will make a good faith effort to comply with any such state statute. If after such good faith effort, Purchaser cannot comply with such state statute, the Offer will not be made to nor will tenders be accepted from or on behalf of the holders of Shares in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser by the Dealer Manager or one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

     Purchaser and Parent have filed with the Commission a Schedule 14D-1 (including exhibits) pursuant to Rule 14d-3 under the Exchange Act, furnishing certain additional information with respect to the Offer. Such statement and any amendments thereto, including exhibits, may be inspected and copies may be obtained from the offices of the Commission (except that they will not be available at the regional offices of the Commission) in the manner set forth in
Section 8 of this Offer to Purchase.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON BEHALF OF PURCHASER OR PARENT NOT CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

                                          BRIDGE ACQUISITION CORPORATION

October 4, 1999

                                                                      SCHEDULE I

            DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER AND PARENT

     In the following biographies, "heritage Chase" means the corporation which merged (the "Chemical Merger") into Parent on March 31, 1996. "MHC" means Manufacturers Hanover Corporation, which merged into Parent on December 31, 1991. Unless stated otherwise, all of the directors and executive officers of Parent have been continuously employed by their present employers (and in the case of executive officers, Parent and its predecessors) for more than five years.

     1. DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER. The name and position with Purchaser of each director and executive officer of Purchaser are set forth below. Unless otherwise set forth below, the other required information with respect to each person is set forth under "Directors and Executive Officers of Parent". All directors and executive officers listed below are citizens of the United States.

                                                    PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT AND MATERIAL
                                                               OCCUPATIONS, POSITIONS, OFFICES OR
                NAME AND ADDRESS                           EMPLOYMENT HELD DURING THE LAST FIVE YEARS
                ----------------                    -------------------------------------------------------

Dina Dublon.....................................  Vice President, Treasurer and Director of Purchaser, and
                                                  Chief Financial Officer of Parent and Chase Bank. Prior to
                                                  assuming her current position in December 1998, Ms. Dublon served as Treasurer of Parent and Executive Vice President,
                                                  Corporate Planning.

James B. Lee Jr.................................  President and Director of Purchaser, and Vice Chairman of
                                                  Parent and Chase Bank, responsible for Global Client
                                                  Management and Investment Banking.

William H. McDavid..............................  Vice President, Secretary and Director of Purchaser, and
                                                  General Counsel of Parent and Chase Bank since 1988.

     2. DIRECTORS AND EXECUTIVE OFFICERS OF PARENT. The name, business address, present principal occupation or employment and material occupations, positions, offices or employments during the last five years of each director and executive officer of Parent and certain other information are set forth below. Unless otherwise indicated, the business address of each such director and executive officer (and each director and executive officer of Purchaser) is: c/o of The Chase Manhattan Corporation, 270 Park Avenue, New York, New York 10017. Unless otherwise indicated, each occupation set forth an individual's name refers to employment with Parent. All directors and executive officers listed below are citizens of the United States.

                                                    PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT AND MATERIAL
                                                               OCCUPATIONS, POSITIONS, OFFICES OR
                NAME AND ADDRESS                           EMPLOYMENT HELD DURING THE LAST FIVE YEARS
                ----------------                    -------------------------------------------------------

Hans W. Becherer................................  Chairman of the Board and Chief Executive Officer of Deere &
                                                  Company. Mr. Becherer is also a director of AlliedSignal
                                                  Inc. and Schering-Plough Corporation. Mr. Becherer became a
                                                  Director of Parent in 1998. His business address is: c/o
                                                  Deere & Company, One John Deere Place, Moline, Illinois
                                                  61265.

Frank A. Bennack Jr.............................  President and Chief Executive Officer of The Hearst
                                                  Corporation. Mr. Bennack is a director of The Hearst
                                                  Corporation, Hearst-Argyle Television, Inc., American Home
                                                  Products Corporation, and Polo Ralph Lauren Corporation. He
                                                  had been a Director of MHC since 1981, and became a Director of Parent in 1991. His business address is: c/o The Hearst
                                                  Corporation, 959 Eighth Avenue, Room 241, New York, New York
                                                  10019.

Susan V. Berresford.............................  President of The Ford Foundation. Ms. Berresford had been a
                                                  Director of heritage Chase since 1995, and became a Director of Parent in 1996. Her business address is: c/o The Ford
                                                  Foundation, 320 East 43rd Street, New York, New York 10017.

                                                    PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT AND MATERIAL
                                                               OCCUPATIONS, POSITIONS, OFFICES OR
                NAME AND ADDRESS                           EMPLOYMENT HELD DURING THE LAST FIVE YEARS
                ----------------                    -------------------------------------------------------
Donald L. Boudreau..............................  Vice Chairman of Parent and Chase Bank. He became responsible for National Consumer Services in December 1997 and before that had been responsible for Parent's consumer credit businesses. Prior to the Chemical Merger, he was Vice
                                                  Chairman and a Director of heritage Chase.

M. Anthony Burns................................  Chairman of the Board and Chief Executive Officer of Ryder
                                                  System, Inc. Mr. Burns is also a Director of J.C. Penney
                                                  Company, Inc. and Pfizer Inc. He had been a Director of
                                                  heritage Chase since 1990, and became a Director of Parent in 1996. His business address is: c/o Ryder System, Inc.,
                                                  3600 N.W. 82nd Avenue, Miami, Florida 33166.

John J. Farrell.................................  Director Human Resources of Parent and Chase Bank. Prior to
                                                  the Chemical Merger, he held the same position at heritage
                                                  Chase since 1993.

H. Laurance Fuller..............................  Co-Chairman of BP Amoco Plc. Mr. Fuller is also a Director of Abbott Laboratories, Motorola, Inc. and Security Capital
                                                  Group, Inc. He had been a Director of heritage Chase since
                                                  1985, and became a Director of Parent in 1996. His business address is: c/o BP Amoco p.l.c., 200 East Randolph Drive,
                                                  Chicago, Illinois 60601.

Neal S. Garonzik................................  Vice Chairman of Parent and Chase Bank, responsible for
                                                  Parent's asset management business and strategic initiatives in equities and other areas. Mr. Garonzik joined Parent in
                                                  August 1999. From 1980 to 1989 and from 1993 to 1997, he was with Morgan Stanley Dean Witter & Co., most recently as a
                                                  member of the firm's management committee and as head of its equity division.

Melvin R. Goodes................................  Retired as Chairman of the Board and Chief Executive Officer
                                                  of Warner-Lambert Company in May 1999. Mr. Goodes is also a
                                                  Director of Ameritech Corporation and Unisys Corporation. He
                                                  became a Director of Parent in 1986. His business address
                                                  is: c/o Warner-Lambert Company, 201 Tabor Road, Morris
                                                  Plains, New Jersey 07950.

William H. Gray III.............................  President and Chief Executive Officer of The College
                                                  Fund/UNCF. Mr. Gray was a member of the United States House of Representatives from 1979 to 1991. He is also a Director of CBS Corp., Electronic Data Systems Corporation, MBIA
                                                  Inc., The Prudential Insurance Company of America, Rockwell
                                                  International Corporation, Union Pacific Corporation and
                                                  Warner-Lambert Company. He had been a Director of heritage
                                                  Chase since 1992, and became a Director of Parent in 1996.
                                                  His business address is: c/o The College Fund/UNCF, 8260
                                                  Willow Oaks Corporate Drive, Fairfax, Virginia 22031.

William B. Harrison Jr..........................  President and Chief Executive Officer of Parent since June
                                                  1999. Mr. Harrison served as Vice Chairman of the Board and has served as Director of Parent since 1991. Mr. Harrison is also a Director of Dillard Department Stores.

Frederick W. Hill...............................  Director Corporate Marketing and Communications of Parent
                                                  and Chase Bank since September 1997. Before joining Parent, he had been senior vice president, communications and
                                                  community relations, for McDonnell Douglas Corporation since
                                                  1995, prior to which he headed the communications function for Westinghouse Electric Corporation.

Harold S. Hook..................................  Retired Chairman of the Board and Chief Executive Officer of
                                                  American General Corporation. Mr. Hook had served as both
                                                  Chairman and Chief Executive Officer of American General
                                                  Corporation from 1978 until October 1996 and retired as
                                                  Chairman in April 1997. Mr. Hook is also a Director of Duke
                                                  Energy Corporation and Sprint Corporation. He became a
                                                  Director of Parent in 1987. His business address is: c/o
                                                  American General Corporation, 2727 Allen Parkway, Suite
                                                  W16-01, Houston, Texas 77019-2125.

                                                    PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT AND MATERIAL
                                                               OCCUPATIONS, POSITIONS, OFFICES OR
                NAME AND ADDRESS                           EMPLOYMENT HELD DURING THE LAST FIVE YEARS
                ----------------                    -------------------------------------------------------
Helene L. Kaplan................................  Of Counsel to the firm of Skadden, Arps, Slate, Meagher &
                                                  Flom LLP. Mrs. Kaplan is also a Director of Bell Atlantic
                                                  Corporation, The May Department Stores Company, Metropolitan
                                                  Life Insurance Company and Mobil Corporation. She became a
                                                  Director of Parent in 1987. Her business address is: c/o
                                                  Skadden, Arps, Slate, Meagher & Flom LLP, 919 Third
                                                  Avenue -- Room 29-72, New York, New York 10022.

Donald H. Layton................................  Vice Chairman of Parent and Chase Bank, responsible for
                                                  Global Markets, Global Services and International.

James B. Lee Jr.................................  Vice Chairman of Parent and Chase Bank, responsible for
                                                  Global Client Management and Investment Banking.

William H. McDavid..............................  General Counsel of Parent and Chase Bank since 1988.

Denis J. O'Leary................................  Executive Vice President of Parent and Chase Bank, and
                                                  deputy manager of National Consumer Services. Prior to
                                                  assuming his current position in December 1997, Mr. O'Leary served as Chief Information Officer.

Henry B. Schacht................................  Director and Senior Advisor of E.M. Warburg, Pincus & Co.,
                                                  LLC, commencing in 1999. Mr. Schacht served as Chairman of
                                                  Lucent Technologies, Inc. from 1996 to 1998, as Chief
                                                  Executive Officer from 1996 to 1997, and as Senior Advisor from 1998 to 1999. He served as Chairman of the Board of
                                                  Cummins Engine Company, Inc. from 1977 to 1995 and as Chief
                                                  Executive Officer from 1973 to 1994. Mr. Schacht is also a
                                                  Director of Alcoa Inc., Cummins Engine Company, Johnson &
                                                  Johnson, Knoll, Inc., Lucent Technologies, Inc. and The New
                                                  York Times Company. He had been a Director of heritage Chase since 1982, and became a Director of Parent in 1996. His
                                                  business address is: c/o E.M. Warburg, Pincus & Co., LLC,
                                                  466 Lexington Avenue, 10th Floor, New York, New York 10017.

Marc J. Shapiro.................................  Vice Chairman of Parent and Chase Bank, responsible for finance, risk management and administration. Prior to
                                                  September 1997, he was Chairman, President and Chief
                                                  Executive Officer of Chase Texas.

Walter V. Shipley...............................  Chairman of the Board of Parent. Mr. Shipley served as
                                                  Chairman of the Board and Chief Executive Officer of Parent
                                                  from 1983-1992 and from 1994 to June 1999. Mr. Shipley is
                                                  also a Director of Bell Atlantic Corporation, Champion
                                                  International Corporation and Exxon Corporation. He became a
                                                  Director of Parent in 1982.

Andrew C. Sigler................................  Retired as Chairman of the Board and Chief Executive Officer
                                                  of Champion International Corporation in 1996. Mr. Sigler is
                                                  a Director of AlliedSignal Inc. and General Electric
                                                  Company, as well as a member of the Board of Trustees for
                                                  Dartmouth College. He became a Director of Parent in 1979.
                                                  His business address is: c/o Champion International
                                                  Corporation, One Champion Plaza, Stamford, Connecticut
                                                  06921.

Joseph G. Sponholz..............................  Vice Chairman of Parent and Chase Bank, responsible for
                                                  Chase.com, which includes information technology and
                                                  operations and a broad spectrum of electronic commerce
                                                  initiatives. Prior to December 1997, he had been Executive
                                                  Vice President and Chief Administrative Officer of Parent.

John R. Stafford................................  Chairman, President and Chief Executive Officer of American
                                                  Home Products Corporation. Mr. Stafford is also a Director of AlliedSignal Inc., Bell Atlantic Corporation and Deere &
                                                  Company. He had been a Director of MHC since 1982, and
                                                  became a Director of Parent in 1991. His business address
                                                  is: c/o American Home Products Corporation, Five Giralda
                                                  Farms, Madison, New Jersey 07940.

                                                    PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT AND MATERIAL
                                                               OCCUPATIONS, POSITIONS, OFFICES OR
                NAME AND ADDRESS                           EMPLOYMENT HELD DURING THE LAST FIVE YEARS
                ----------------                    -------------------------------------------------------
Jeffrey C. Walker...............................  Senior Managing Director of Parent and Chase Bank, and
                                                  managing partner of Chase Capital Partners, Parent's global private equity organization.

Marina N. Whitman...............................  Professor of Business Administration and Public Policy,
                                                  University of Michigan. Prior to her appointment at the
                                                  University of Michigan in 1992, Dr. Whitman was Vice
                                                  President and Group Executive of General Motors Corporation.
                                                  She is also a Director of Alcoa Inc., The Procter & Gamble
                                                  Company and Unocal Corp. Dr. Whitman had been a Director of
                                                  MHC since 1973, and became a Director of Parent in 1991. Her business address is: c/o The University of Michigan, School of Public Policy, 411 Lorch Hall, 611 Tappan Street, Ann
                                                  Arbor, Michigan 48109-1220.

     Facsimile copies of the Letter of Transmittal, properly completed and duly executed, will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each stockholder of the Company or his broker, dealer, commercial bank, trust company or other nominee to the Depositary as follows:

                        THE DEPOSITARY FOR THE OFFER IS:

                                  CHASEMELLON
                          SHAREHOLDER SERVICES, L.L.C.

            BY MAIL:                           BY HAND:                    BY OVERNIGHT DELIVERY:
    REORGANIZATION DEPARTMENT          REORGANIZATION DEPARTMENT          REORGANIZATION DEPARTMENT
      POST OFFICE BOX 3301                   120 BROADWAY                    85 CHALLENGER ROAD
  SOUTH HACKENSACK, NEW JERSEY                13TH FLOOR                       MAIL STOP-REORG
              07606                    NEW YORK, NEW YORK 10271       RIDGEFIELD PARK, NEW JERSEY 07660
   BY FACSIMILE TRANSMISSION:                                          CONFIRM RECEIPT OF FACSIMILE BY
(FOR ELIGIBLE INSTITUTIONS ONLY)                                               TELEPHONE ONLY:
         (201) 296-4293                                                        (201) 296-4860

     Any questions and requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective telephone numbers and addresses. Additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may also be obtained from the Information Agent. You may also contact your broker, dealer, commercial bank or trust company for assistance concerning the Offer.

                    THE INFORMATION AGENT FOR THE OFFER IS:

                                  CHASEMELLON
                          CONSULTING SERVICES, L.L.C.

                              450 WEST 33RD STREET
                                   14TH FLOOR
                            NEW YORK, NEW YORK 10001

                 BANKS AND BROKERS CALL COLLECT (212) 273-8083
                    ALL OTHERS CALL TOLL FREE (888) 556-9477

                      THE DEALER MANAGER FOR THE OFFER IS:
                             CHASE SECURITIES INC.

                                270 PARK AVENUE
                            NEW YORK, NEW YORK 10017
                          CALL COLLECT (212) 270-3094